UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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Extra Space Storage Inc.

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ExtraSpace Storage

2023 PROXY STATEMENT

FOLLOWING THROUGH

OFFICE
1911
ExtraSpace Storage

April 4, 2023
Dear Fellow Stockholder:

On behalf of the board of directors and officers of Extra Space Storage Inc., we are pleased to invite you to the 2023 Annual Meeting of Stockholders of Extra Space Storage Inc., which will be held on May 24, 2023 at 11:00 a.m. Mountain Time at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121.
We had another incredible year at Extra Space Storage in 2022. The Extra Space team delivered the highest same-store revenue growth in the Company’s history at 17.4%, and the self-storage sector’s highest same-store net operating income growth of 20.3%. We delivered these results by focusing on the fundamentals and following through on our commitment to innovate and grow. Following through on our operational and external growth initiatives led to net income growth per share of 3.6% and Core FFO growth per share of 22.1%, allowing us to raise our full-year dividend payout 33% in 2022. In addition, we had an incredible growth year. We acquired 187 stores, at a total investment of $1.7 billion. We added 163 stores (gross) and 59 stores (net) to our third-party management program. We also continued to build our bridge loan business, originating $574.0 million in loans in 2022, and over $1.0 billion in loan activity over the last four years.
In addition to strong financial results for our stakeholders, we continued to demonstrate our commitment to build a sustainable company. Our efforts were recognized, and once again we received NAREIT's Leader in the Light Award for the third consecutive year, the only storage company to have earned this honor.
We continue to strengthen our balance sheet, diversify our sources of capital, and maintain and build a talented, diverse team. We will continue to work hard to deliver on the results our stockholders have come to expect from Extra Space Storage. We will continue innovating. We will continue growing. We will continue focusing on the fundamentals.
This year we are again furnishing proxy materials and voting instructions to our stockholders through mail and over the Internet, as allowed by the Securities and Exchange Commission. On or about April 4, 2023, we intend to provide access to our digital proxy materials and to mail the Notice Regarding the Availability of Proxy Materials. Some stockholders may, if they have so previously requested, receive paper copies by mail. We believe that this notice and access process expedites stockholders' receipt of proxy materials, while lowering costs of delivery and reducing the environmental impact of our annual meeting.
    Your vote is important. Even if you plan to attend the meeting, we urge you to vote your shares electronically through the internet or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement according to the instructions.
Thank you for your continued support, interest and investment in Extra Space Storage Inc.
Warmest regards,

Kenneth M. Woolley,	Joseph D. Margolis,
Chairman	Chief Executive Officer

PROXY SUMMARY

The following is a summary that highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you are urged to read the entire proxy statement carefully before voting.
Meeting Information

Date and Time:	Location:
This summary highlights information that should assist you in ensuring that your vote at the annual meeting is counted. We intend to mail proxy materials to a majority of our stockholders and provide access to our proxy materials over the internet on or about April 4, 2023. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual meeting materials via email, the email contains voting instructions and links to our annual report and proxy statement on the internet.

Wednesday, May 24, 2023, at 11:00 a.m., MT	Extra Space Storage Inc. Corporate Offices 2795 East Cottonwood Pkwy, Suite 300 Salt Lake City, Utah 84121

IN-PERSON	INTERNET	MAIL

You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you submit the accompanying proxy card or voting instructions, or vote via the internet by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

You may vote your shares through the internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 p.m. ET on the day before the annual meeting. If you vote through the internet, you should not return your proxy card.
If you choose to vote by mail, simply complete the accompanying proxy card, date and sign it, and return it in the postage-paid envelope provided.

Proposals & Voting Recommendations

Extra Space Storage	1

2022 Business Highlights
Our continued growth in 2022 reflects not only strong operating performance, but also accretive storage investments, profitable joint ventures and third party management and an optimized balance sheet.

Sustainability

At Extra Space, we believe that part of doing well is acting as good corporate citizens and running a company that is built to last. With a focus on the future, we plan to benefit our stockholders today and over the long term. We do so by taking care of our customers, our employees, and our real estate holdings and by reducing our overall impact on the environment. We believe that our environmental, social and governance initiatives are consistent with our obligation to maximize stockholder value. In an effort to communicate better with our stockholders and be transparent about our sustainability practices, the company has published a sustainability report, which can be found at https://ir.extraspace.com/sustainability.

Environmental

As a public real estate investment trust ("REIT") and owner and manager of real estate, we are not only stewards of our stockholders’ capital, but also of the environment. As stewards, we seek to reduce our carbon impact. We do this through energy-saving initiatives such as installing solar panels, installing motion activated systems to turn lights on and off automatically and replacing older fixtures with modern energy-saving fixtures and bulbs. We also sell products made with recycled materials.

Environmental highlights for 2022 include:

•NAREIT Leader in the Light Award Winner for 2020, 2021 and 2022
•Highly rated by the Global Real Estate Sustainability Benchmark (GRESB), with an "A" public disclosure score
•Completed solar installation projects at 83 of our stores, investing $19.8 million
•55% of all REIT owned stores have solar panel systems
•Completed LED lighting retrofit projects at 79 of our stores, investing $1.6 million
•Saved over 18 million sheets of paper through digital lease initiative (program to date)
•19% increase in waste diverted to recycling centers rather than to landfills

2	Extra Space Storage

Social Responsibility
Our greatest asset is our people. We strongly believe in training and retaining talented diverse employees and having management at all levels engage with our employees, our customers, our board and other stakeholders. At Extra Space, we believe that as we take care of our employees, they will take care of our customers and our facilities. We do so by focusing on employee engagement, inclusion, safety and wellness.

Social highlights for 2022 include:
•Chosen as one of America's Best Midsize Employers by Forbes for 2022
•Named as a Best Place to Work by the Salt Lake Tribune
•Chosen as one of the Best Places to Work by Utah Business Magazine for 2022
•Continued to implement and pursue diversity, equity and inclusion initiatives and tracking that assist us in attracting and retaining diverse top talent, including expanding participation in our employee resource groups
•Continued Education Assistance Program with Western Governors University allowing our employees to enroll and work towards an undergraduate degree in Business or Information Technology, providing scholarships and other assistance
•Awarded "There's Space for Everyone" scholarships to eight college students
•Participated in Project Destined offering real estate internships for first generation college students
•Named a Best Customer-Service Company by Newsweek magazine
•Sponsored paid volunteer hours by our employees, benefiting both local and national nonprofit organizations
•Out-of-cycle increase in pay for all store employees of 3%, in addition to a year-end increase in recognition of the efforts of our employees
•Matched employee donations to Feeding America, resulting in 510,000 meals donated to food banks
•Published EEO-1 data regarding employee demographics
Governance
We are committed to strong corporate governance to promote the long-term interests of our stockholders, strengthen management accountability and help maintain public trust in Extra Space. We encourage open communication and positive working relationships among the members of our board. Our directors have access to, and regularly meet with, senior management and other employees. We actively seek input from our stockholders through our stockholder engagement programs and regular meetings with management. The Corporate Governance section below describes our governance framework which includes the following highlights:

• Independent Lead Director and Independent Director-led Audit, Compensation, and Nominating & Governance Committees	• Code of Business Conduct & Ethics (signed by all directors, officers and employees)
• Separate Chairman and Chief Executive Officer	• Whistleblowing and whistleblower protection policy
• Nine out of ten directors are independent	• Annual evaluations of our board and committees
• Policy on recoupment of incentive compensation (claw-back policy)	• Annual election of all directors and majority voting in uncontested elections
• Double-trigger provisions in the event of change in control	• Stockholder ability to amend bylaws
• Regular succession planning and strong mentoring culture	• Proxy access provision in bylaws
• No employment agreements with officers	• Data protection and privacy policy
• No stockholder rights plan (poison pill)	• Annual advisory vote to approve executive compensation
• Quarterly and annual review of enterprise risk management plan and performance	• Prohibition against hedging and stringent limitations on pledging for officers and directors
• Robust director and executive officer stock ownership guidelines	• Policy on political and charitable contributions publicly available on website

Extra Space Storage	3

Board Expertise and Diversity
We are asking stockholders to elect ten directors to serve for a one-year term that will expire at the Company’s 2024 annual meeting. Each director nominee is elected annually by the affirmative vote of at least a majority of the stockholders present in person or represented by proxy and entitled to vote for the election of directors.
Our director nominees bring a balance of experience and perspective. We believe that our board’s expertise allows the board to effectively oversee management to ensure that the interests of the board of directors and management align with the interests of our stockholders.

	Kenneth M. Woolley	Joseph D. Margolis	Roger B. Porter	Jennifer Blouin (2)	Joseph J. Bonner	Gary L. Crittenden	Spencer F. Kirk	Diane Olmstead	Jefferson S. Shreve	Julia Vander Ploeg
Skills and Experience
Real Estate Expert	X	X			X		X	X	X
Financial Literacy	X	X	X	X	X	X	X	X	X	X
M&A and Capital Markets	X	X	X			X	X	X
Technology Expertise				X		X	X	X	X	X
Tax				X		X
Corporate Governance	X	X	X	X	X	X	X	X
Public Company Executive Experience	X	X				X	X	X		X
Public Company Board Experience (1)	X	X	X			X	X
Risk Management	X	X	X	X	X	X	X	X	X	X
Tenure and Independence
Age	76	62	76	54	67	69	61	70	56	53
Tenure	18	7	18	0	4	3	18	10	1	3
Independence	X		X	X	X	X	X	X	X	X
Gender
Male	X	X	X		X	X	X		X
Female				X				X		X
Ethnicity
African American or Black					X
Hispanic or Latino				X
White	X	X	X			X	X	X	X	X
(1)    Excluding Extra Space Storage Inc.
(2)     Nominee for Director

All our directors have risk management experience and are financially literate. In addition to the diversity of our directors' skills sets set forth above, our nominees for director come from diverse backgrounds including manufacturing, real estate, technology, financial services, academia and government. Our directors are also diverse in age, race and gender, which we believe allows our board of directors to better serve our stockholders, customers and employees.

4	Extra Space Storage

Executive Compensation Highlights
We are requesting your non-binding vote to approve the compensation of our named executive officers (“NEOs”) as described in the "Executive Compensation" section of this proxy statement. The goals for our executive compensation program are to (i) attract, retain and motivate effective executive officers, (ii) align the interests of our executive officers with the interests of the Company and our stockholders and (iii) align market competitive compensation with our short-term and long-term performance. At the Company’s 2022 Annual Meeting of Stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. The result of this vote indicated 95% approval of the compensation paid to our named executive officers.
Executive Compensation
We believe that our 2022 executive compensation was aligned with the Company's strong performance during an unprecedented year. The following is a summary of the key components of the 2022 compensation program for our NEOs. The majority of compensation of our NEOs is performance related to ensure that our executive officers are closely aligned with maximizing stockholder value, as reflected in the charts below. Ninety-two percent of our CEO’s compensation and 84% of our other NEOs’ compensation is variable depending on meeting or exceeding certain goals or targets or based on stock price of the Company.

Extra Space Storage	5

INFORMATION ABOUT THE
BOARD OF DIRECTORS AND ITS COMMITTEES
Nominees for Directors

KENNETH M. WOOLLEY AGE: 76 CHAIRMAN OF THE BOARD	JOSEPH D. MARGOLIS AGE: 62 CEO AND DIRECTOR
Experience:
Kenneth M. Woolley is the founder of our Company, served as our Executive Chairman and CEO from our formation through March 2009, and Chief Investment Officer from July 2012 to July 2013. Since July 2012, Mr. Woolley has served as Executive Chairman (July 2012 - May 2018) and Chairman (May 2018 - present) of the board of directors. Mr. Woolley resigned from his position as Chairman and CEO of the Company effective April 1, 2009, to serve a voluntary three-year mission for his church, during which time he remained a director. Mr. Woolley has been involved in the self-storage industry since 1977. He has been directly responsible for developing over 165 properties and acquiring over 625 self-storage properties throughout the United States. Early in his career he was a management consultant with the Boston Consulting Group. From 1979 to 1998, he was an Associate Professor, and later an Adjunct Associate Professor of Business Administration at Brigham Young University, where he taught undergraduate and M.B.A. classes in Corporate Strategy and Real Estate. Mr. Woolley has also developed more than 17,000 apartment units through his Las Vegas entity, Nevada West Partners. He is also a partner in New York based Gaia Real Estate, which owns 18,000 apartment units and 600,000 square feet of office space. He has also founded several companies in the retail, electronics, food manufacturing and natural resources industries. Mr. Woolley currently serves as chairman of American Homes 4 Rent, a publicly traded REIT. Mr. Woolley holds a B.A. in physics from Brigham Young University and an M.B.A. and Ph.D. in business administration from the Stanford Graduate School of Business. Mr. Woolley has been a member of our board of directors since August 2004.
Qualifications:
Mr. Woolley was selected to serve as Chairman based on his experience and knowledge of our Company and his extensive experience in the real estate and self-storage industry.

Experience:
Joseph D. Margolis has served as our Chief Executive Officer since January 1, 2017. Previously, he served as our Executive Vice President and Chief Investment Officer from July 2015 until December 31, 2016. From 2011 until July 2015, he also was Senior Managing Director and Partner at Penzance Properties, a vertically integrated owner, operator and developer of office and other properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds, a private real estate investment management firm, from 2004 through 2011. Before forming Arsenal in 2004, Mr. Margolis held senior positions from 1992 to 2004 at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel. Before that, Mr. Margolis worked for The Prudential Insurance Company of America as in-house real estate counsel from 1988 through 1992, and as a real estate associate at the law firm of Nutter, McClennen & Fish from 1986 through 1988. Mr. Margolis currently serves as a director for Invitation Homes, a publicly traded REIT. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law. Mr. Margolis served as a member of our board of directors from February 2005 until July 2015 and rejoined our board on May 18, 2017 after his appointment as Chief Executive Officer.
Qualifications:
Mr. Margolis was selected to serve as a member on our board based on his knowledge of our Company and his extensive finance and real estate experience.

6	Extra Space Storage

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

ROGER B. PORTER AGE: 76 LEAD INDEPENDENT DIRECTOR COMMITTEES: Compensation (Chair) and Nominating and Governance	JENNIFER BLOUIN AGE: 52 NOMINEE FOR DIRECTOR
Experience:
Roger B. Porter has served as the IBM Professor of Business and Government at Harvard University since September 1985. Mr. Porter has twice served as the director of Harvard's Center for Business and Government. Mr. Porter served for more than a decade in senior economic policy positions in the Ford, Reagan and George H.W. Bush White Houses. Under President Reagan he served as Director of the White House Office of Policy Development. Under President George H.W. Bush, Mr. Porter served as the Assistant to the President for Economic and Domestic Policy from 1989 to 1993. Mr. Porter is a director of Packaging Corporation of America. He served as a director of Zions Bancorporation from 1993 to May 2019 and of Tenneco Inc from 1998 to 2020. Mr. Porter holds a B.A. from Brigham Young University and was selected as a Rhodes Scholar and Woodrow Wilson Fellow, receiving his B. Phil. from Oxford University. He received his M.A. and Ph.D. from Harvard University. He is a Trustee of the Gerald R. Ford Presidential Foundation. He has served on the boards of domestic and multinational corporations dealing with manufacturing, financial services, health care, insurance, and real estate. He has received presidential appointments from nine U.S. presidents. Mr. Porter has been a member of our board of directors since August 2004.
Qualifications:
Mr. Porter was selected to serve as our lead independent director, as a member of our board and as our Compensation Committee chair based on his unique perspective on broad economic issues and trends, strategic management, insight into government regulations and policy and his leadership experience on several major public company boards.

Experience:
Dr. Jennifer Blouin has served as the Richard B. Worley Professor of Financial Management and Professor of Accounting at The Wharton School of the University of Pennsylvania since July 2020. Dr. Blouin is an expert on the role of taxation in firm decision making. Her research examines the effect of taxes on asset pricing, capital structure, corporate payout behavior, multinational firm behavior, and mergers and acquisitions. Dr. Blouin has provided expert testimony in tax shelter litigation on behalf of the US Department of Justice, and in pharmaceutical patent litigation regarding transfer pricing and the repatriation of earnings by multinational corporations and their affiliates. Dr. Blouin has presented her work at over 75 universities and at numerous association conferences. Dr. Blouin is an editor of the Review of Accounting Studies and an associate editor of the Journal of Accounting Research. Dr. Blouin teaches taxation to undergraduate, M.B.A., and Ph.D. students and is a recipient of the University of Pennsylvania’s Lindback Award for Distinguished Teaching and Wharton Teaching Excellence Award. Prior to her academic career, Dr. Blouin was a tax manager with Arthur Andersen. She received her Ph.D. in Accounting from the University of North Carolina- Chapel Hill and her B.S. from Indiana University—Bloomington. Dr. Blouin is a nominee to our board of directors at our annual meeting on May 24, 2023.
Qualifications:
Ms. Blouin has been nominated to our board based on her financial and tax expertise.

2023 Proxy Statement	7

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

JOSEPH J. BONNER AGE: 67 DIRECTOR COMMITTEES: Compensation and Nominating and Governance	GARY L. CRITTENDEN AGE: 69 DIRECTOR COMMITTEES: Nominating and Governance (Chair) and Audit
Experience:
Joseph J. Bonner is the President & CEO of Solana Beach Capital LLC, where he is responsible for advising Owner/Operator/Developer clients on finding solutions for their real estate capital needs.  He was previously the Chief Investment Officer of the UAE based company Mubadala Pramerica Real Estate Investors from 2010 to 2014.  Mr. Bonner was responsible for executing the investment strategy of the company regionally as well as globally.  From 1989 to 2010, Mr. Bonner held senior positions at Prudential Real Estate Investors in asset management and transactions where he was responsible for all real estate acquisitions in the Mid-Atlantic and Northeast Regions of the United States and the Eastern and Mid-Western Regions of Canada.  From 1981 to 1987, Mr. Bonner was a senior engineer at Exxon Chemical Company, responsible for providing project management service to Exxon’s worldwide affiliates.  Prior to joining Exxon, Mr. Bonner served as a Project Manager for IBM, where he was responsible for the design and construction of corporate office facilities.  Mr. Bonner served as a Director at USAA Real Estate Company through June 2018.  He is currently an Independent Director for three mutual funds managed by The Capital Group. Mr. Bonner also serves on the Investment Committee of Rethink Community, a social impact community development firm. Mr. Bonner holds a directorship certification designation form NACD. Mr. Bonner holds a B.A. in architecture from The Cooper Union, an M.S. in civil engineering from MIT, and an M.B.A. from Harvard University. Mr. Bonner has been a member of our board of directors since May 2019.
Qualifications:
Mr. Bonner was selected to serve as a member on our board based on his extensive experience in real estate investing, global capital markets, acquisitions and finance.

Experience:
Gary L. Crittenden has served as an Executive Director at HGGC, LLC, a private equity firm, since January 2017. Mr. Crittenden previously served as the Chairman and Managing Partner of HGGC, LLC from December 2013 to December 2016, as its Chief Executive Officer from April 2012 to December 2013, and as its Managing Partner from 2009 to April 2012. Mr. Crittenden previously served as chairman of Citi Holdings, and as Chief Financial Officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation, and Filene’s Basement. Mr. Crittenden is a director of Primerica, Inc. and Zions Bancorporation. Mr. Crittenden holds a B.S. in Management from Brigham Young University, and an M.B.A. from the Harvard Business School. Mr. Crittenden has been a member of our board of directors since February 2020.
Qualifications:
Mr. Crittenden was selected to serve as a member of our board and as our Nominating and Governance committee chair based on his public company operating experience, financial and accounting expertise and his leadership experience within large enterprises.

8	Extra Space Storage

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

SPENCER F. KIRK AGE: 61 DIRECTOR	DIANE OLMSTEAD AGE: 70 DIRECTOR COMMITTEES: Audit and Nominating and Governance
Experience:
Spencer F. Kirk served as the Company’s CEO from April 1, 2009 until his retirement on December 31, 2016. In addition, he has served as a director of the Company since its initial public offering in 2004, serving as the Company’s Chairman from April 1, 2009 until July 1, 2012. Previously, Mr. Kirk served as the Company’s President from September 2007 to April 2009 and as an Executive Vice President of the Company’s predecessor from 1998 to 2004. Mr. Kirk is the Company’s largest private individual stockholder. Before his involvement with the Company, Mr. Kirk co-founded Megahertz Corporation in 1985, which became the leading manufacturer of modems for laptop computers in the world. With Mr. Kirk serving as Chairman and CEO, Megahertz grew from a basement operation to the leading supplier of solution-oriented mobile data communications products. Megahertz went public in 1993 and in 1995 was acquired by US Robotics, which was later acquired by 3Com Corporation. Mr. Kirk holds a B.A. in finance and an M.B.A. from the University of Utah. Mr. Kirk has been a member of our board of directors since August 2004.
Qualifications:
Mr. Kirk was selected to serve as a member of our board based on his knowledge of our Company and the self-storage industry and his extensive experience in the management of public companies.

Experience:
Diane Olmstead has served as the Managing Director at Fillmore Capital Partners (FCP) since May 2018. Her key responsibilities include creating and managing the ESG policy and practices for FCP and its five owned real estate and health care operating companies; serving on the Board of Scioto (a company in which FCP has a majority control), and strategy development. Prior to FCP, Ms. Olmstead was Chief Investment Officer at Bridge Housing Corporation; prior to Bridge, Ms. Olmstead was the founder and Co-CEO of W3 Partners, from 2009 to 2016, and a principal to CIM Group from 2005 to 2009. Ms. Olmstead opened their San Francisco office where she headed acquisitions and development in Northern California and the Pacific Northwest and was a voting member of the investment committee. Prior to CIM Group, from 2000 to 2005, Ms. Olmstead was an Executive VP of iStar and responsible for all activities in iStar’s Western Region, including origination of structured finance transactions and acquisitions of triple net leases. From 1983 to 2000, Ms. Olmstead worked in positions of asset management, lending, acquisitions and equity raising with Arthur Andersen LLP, USF&G Corporation, Cigna Corporation and Aetna, Inc. Ms. Olmstead received an M.B.A. from Pepperdine University. She serves on the board of Scioto, which is a privately owned net lease real estate company serving the developmentally disabled community and is a member of the Urban Land Institute and the Policy Advisory Board of the Fisher Center for Real Estate and Urban Development (UC Berkeley), NAREIT, Women Corporate Directors (WCD) and National Association of Corporate Directors (NACD). Ms. Olmstead has been a member of our board of directors since December 2013.
Qualifications:
Ms. Olmstead was selected to serve as a member of our board based on her experience in real estate investing, acquisitions and corporate finance.

2023 Proxy Statement	9

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

JEFFERSON S. SHREVE AGE: 56 DIRECTOR	JULIA VANDER PLOEG AGE: 53 DIRECTOR COMMITTEES: Audit and Compensation
Experience:
Jefferson S. Shreve was the founder of Storage Express, which owned over 100 self-storage properties across Indiana, Ohio, Illinois and Kentucky. Storage Express was founded in 1993 and was acquired by Extra Space Storage in 2022. Mr. Shreve serves on the board of directors of Self-Storage Association ("SSA"), a trade organization representing the self-storage industry, and previously served as the chair of the SSA board. He also previously served on SSA’s foundation board and chaired its Large Operators Council. In addition to his industry work, Mr. Shreve was an elected City-County Councilor for Indianapolis, serves on the board and executive committee for the Indiana Chamber of Commerce, and was appointed to the Indiana State Workforce Innovation Council. Mr. Shreve was the elected chairman for Indiana University’s alumni body, is on boards for Indiana University and Purdue University, and served on the development committee of the statewide Indiana University Health system. Mr. Shreve holds a bachelor’s degree from Indiana University, an MBA from Purdue’s Krannert School of Management and a master’s degree from the University of London. Mr. Shreve has been a member of our board since September 2022.
Qualifications:
Mr. Shreve was selected to serve as a member of our board based on his deep self-storage expertise and contacts as well as his experience with remotely managed storage.

Experience:
Julia Vander Ploeg served as Senior Vice President and Global Head of Digital for Hyatt Hotels Corporation from 2018 to July 2022, where she was responsible for setting digital and technology strategy, enhancing corporate technology organizations for Hyatt Hotels, including digital marketing, e-commerce, technology, and cyber security. Ms. Vander Ploeg has experience developing digital product teams that incorporate security best practices as part of their work, in addition to overseeing cyber security operations globally. Ms. Vander Ploeg also served as Vice President of Digital and Business Transformation for Volvo Car Group from 2017 through 2018, and as U.S. Vice President of Digital for McDonald’s Corporation from 2014 through 2017. In addition, she has served in various senior management roles at Ticketmaster Entertainment, Tribune Company, The Mills Corporation, United Airlines and the Ford Motor Company. Ms. Vander Ploeg received an M.B.A from Northwestern University and a Bachelor of Arts degree in Marketing from Michigan State University. Ms. Vander Ploeg has been a member of our board since November 2020.
Qualifications:
Ms. Vander Ploeg was selected to serve as a member of our board based on her experience with digital marketing, e-commerce, technology, and cyber security.

10	Extra Space Storage

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Overview
The board of directors believes that the purpose of good corporate governance is to ensure that the board of directors is independent from management, adequately oversees management, and ensures that the interests of management and the board of directors align with the interests of our stockholders in order to maximize stockholder value in a manner consistent with all applicable legal requirements. Consequently, we have adopted corporate governance guidelines, which are available at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.

2022
NAME	TITLE	2023 Nominee	Director	Independent	Audit Committee	Compensation Committee	Nominating & Governance Committee
Kenneth M. Woolley	Chairman	X	X	X
Joseph D. Margolis	Director and CEO	X	X
Roger B. Porter (1)	Director	X	X	X		C	X
Jennifer Blouin (2)	Director Nominee	X		X
Joseph J. Bonner	Director	X	X	X		X	X
Gary L. Crittenden (3)	Director	X	X	X	X		C
Spencer F. Kirk	Director	X	X	X
Dennis J. Letham (4)	Director		X	X	C	X
Diane Olmstead (5)	Director	X	X	X	X		X
Jefferson Shreve	Director	X	X	X
Julia Vander Ploeg (6)	Director	X	X	X	X	X
C - Committee Chair
(1)     Lead Independent Director
(2)     The board anticipates nominating Ms. Blouin to the Audit Committee and the Nominating and Governance Committee following the 2023 Annual Meeting.
(3)     The board anticipates appointing Mr. Crittenden as the chair of the Audit Committee following the 2023 Annual Meeting.
(4)     Current Audit Committee chair. Mr. Letham is not standing for re-election at the 2023 Annual Meeting.
(5)     The board anticipates appointing Ms. Olmstead as the chair of the Nominating and Governance Committee following the 2023 Annual Meeting.
(6)     The board anticipates appointing Ms. Vander Ploeg as the chair of the Compensation Committee following the 2023 Annual Meeting.
Director Independence
We require that a majority of the board of directors, and all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, be independent in accordance with the New York Stock Exchange (“NYSE”) rules. In order to determine whether a director is independent, the board of directors affirmatively determines that there is no direct or indirect material relationship between the Company and the director. If all ten of the nominated directors in 2023 are elected, the board of directors has determined that more than 2/3 of the directors will be independent (nine of ten directors). The board reached this determination after considering all relevant facts and circumstances, responses to director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the director and applicable affiliates. The board also determined that all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent in accordance with NYSE and Securities and Exchange Commission ("SEC") rules.
Nomination of Directors
Nominees for director are selected by the Nominating and Governance Committee. The board of directors has developed criteria that are designed to describe the qualities and characteristics desirable for the board of directors as a whole. The Nominating and Governance Committee considers diversity of gender, race, age, experience, perspective and skills as important factors in choosing qualified candidates. The Nominating and Governance Committee's goal in the nominating process is to achieve an appropriate balance of knowledge and experience among the directors. In evaluating potential candidates to nominate to our board, the Nominating and Governance Committee seeks diverse candidates who will best serve the Company and whose expertise align with our long-term strategy to maximize stockholder value. The criteria and the effectiveness of our nomination policies are reviewed annually by the Nominating and Governance Committee and the board of directors. In general, they require that each director or nominee:
•    possesses a high level of personal and professional ethics;
•    has sound business judgment and integrity;

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•    has financial literacy or other business or professional experience relevant to understanding our business;
•    has experience with businesses and other organizations of comparable size;
•    has the ability to think and act independently; and
•    has demonstrated the capacity to work constructively with others.
The Nominating and Governance Committee will consider nominees recommended by stockholders. Stockholder recommendations of directors must be made in writing and include the candidate's written consent to be nominated and sufficient background information on the candidate to enable the committee to assess his or her qualifications. Stockholder recommendations should be addressed to our Corporate Secretary at the following address:
Extra Space Storage Inc.
Attn: Corporate Secretary
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
Recommendations received from stockholders will be considered and processed subject to the same criteria as candidates nominated by the Nominating and Governance Committee, as discussed above.
Board Orientation and Education
Each new director participates in an orientation program and receives materials and briefings concerning our business, industry, management, and corporate governance policies and practices. We provide continuing education for all directors through board materials and presentations, discussions with management, and the opportunity to attend external board education programs. In addition, all board members have access to resources of the NACD through a Company membership.
Communications with the Board and its Committees
Any stockholder or other interested party may communicate with the board of directors, the independent board members, the Chairman, any of the committees of the board of directors, or one or more of its individual members, by directing correspondence to any such individual or group of individuals in care of the Corporate Secretary, Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121 or by referring to the “Stockholder Communication Policy” at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.
Board Evaluations
Each year the board conducts a self-evaluation, alternating between a written survey distributed to each director and an interview process in which the Lead Independent Director talks to each director individually regarding his or her view of how the board overall and each of our directors is performing. Topics discussed may include whether there are additional items that should be added to agendas, whether management is providing the board with the information it needs to effectively review the Company’s performance and risks, whether meetings feature a healthy level of debate and participation, whether the composition of the board is appropriate, whether the board is adequately monitoring the Company’s strategic direction, and the performance and development of management. This feedback is then discussed in the Nominating and Governance Committee, which takes the feedback into consideration in its ongoing evaluation of potential new director candidates when recommending a slate of nominees for election to the board at each annual meeting of the stockholders. In addition, the evaluations are discussed in depth at an executive session of the board.

In addition, each of the board’s committees annually conducts a review of its charter and a self-assessment of the performance of committee duties under its charter over the previous year. The review generally includes:
a.the role of the committee within Extra Space,
b.the committee’s structure, function and risk management role,
c.the committee’s charter and fulfillment of delegated responsibilities, and
d.the committee’s follow-through.

During 2022, the board and its committees reviewed the committee charters to ensure there were clearly delineated responsibilities with respect to oversight of ESG matters, and clarifying amendments were made to the charters.

Board Service Limitations

The Company expects our directors to have enough time to dedicate to their role as a director to ensure appropriate oversight of the Company. As a result, our Nominating and Governance Committee has adopted a policy limiting the board service of our directors as follows:

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THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
•executive directors may serve on no more than one board in addition to the Company board; and
•non-executive directors may serve on no more than three boards in addition to the Company board.

When determining the number of boards on which a director serves, the Company does not include private company boards, subsidiary boards for which a director already serves as either an officer or director, or charitable organizations, trade associations or other similar organizations.
Prohibition Against Classified Board
Our Corporate Governance Guidelines prohibit a classified board as well as staggered terms. We require each director to be elected annually, except for board actions to fill vacancies arising between stockholder elections.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code”) outlines the principles of conduct and ethics to be followed by our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code is to:
•    promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•    avoid conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
•    promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by the Company;
•    comply with applicable governmental laws, rules and regulations;
•    promote prompt internal reporting to an appropriate person or committee of violations of the Code;
•    promote accountability for adherence to the Code;
•    provide guidance to employees, officers and directors to help them recognize and deal with ethical issues; and
•    provide mechanisms to report unethical conduct and help foster our longstanding culture of honesty and accountability.
A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. A copy of the Code is available on our website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance.
Proxy Access and Bylaw Amendments
Our bylaws permit proxy access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for three years, may submit nominees for up to 20% of the board, or one "nominee", whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws. In addition, the board amended our bylaws to allow stockholders the right to amend the bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter.
Stockholder Engagement
We encourage open communication and strong working relationships among the members of our board. Our directors have access to, and regularly meet with, senior management and other employees. We actively seek input from our stockholders through our stockholder engagement programs. In addition, stockholders may also contact members of our board or management through our website or by regular mail. We host quarterly earnings conference calls to which all stockholders have access. We continue to adopt governance changes as a result of outreach to our stockholders for their views. Each year, our goal is to meet or directly engage with a majority of our stockholders. Based on that outreach, we believe the combination of actions we have taken present an overall governance structure responsive to their views.
Claw-backs to Recoup Compensation
We have a Compensation Recovery Policy (claw-back policy) that covers all executive officers. If any executive officers are involved in fraudulent, willful or negligent misconduct that results in the Company being required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement, then the Compensation Committee may require the executive officers to forfeit that portion of the unvested or unpaid incentive compensation (annual cash bonus and long-term equity incentive compensation) and/or recover that portion of the after-tax portion of any incentive compensation paid to such officers preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such

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officers would have received had such compensation been calculated based on the financial results reported in the restated financial statements.
The Compensation Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid incentive compensation and how much incentive compensation to recoup from individual officers (which need not be the same amount or proportion for every officer), including any conclusion by the Compensation Committee that an officer engaged in wrongdoing. The amount and form of the compensation to be recouped will be determined by the Compensation Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Compensation Committee’s discretion, through cancellation of vested or unvested restricted stock awards and/or cash payment. We intend to update our compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules to be adopted by the New York Stock Exchange, when required.
Political and Charitable Contributions
Our Nominating and Governance Committee oversees the Company’s political and charitable contributions and other public policy matters. In order to facilitate accountability and informed decision-making with respect to the Company’s political contributions, the board has adopted Political and Charitable Contributions Guidelines that apply to contributions or expenditures of corporate funds to various political entities, charitable organizations, and certain causes. Contributions subject to the Guidelines must be approved by a management committee and/or the Nominating and Governance Committee. All contributions are required to be reported quarterly to the Nominating and Governance Committee.
Retirement Age or Term Limits
Rather than imposing arbitrary limits on service, the Nominating and Governance Committee regularly reviews each director’s continued role on the board and the need for periodic board refreshment. Five of our ten directors (or nominee for director) have joined the board in the last five years.
Pledging Limitations & Hedging Prohibitions
The Company has adopted a policy that limits pledging transactions by our directors and senior executives. Such pledges are only allowed with respect to shares held in excess of stock ownership requirements and only after obtaining the written permission of the Compensation Committee. The Compensation Committee believes that allowing pledges in excess of the stock ownership requirements is unlikely to result in adverse effects to stockholders. The Compensation Committee also recognizes that by allowing such pledging arrangements, directors and senior executives are able to pursue their respective business interests without the need to sell Company shares to raise additional capital.
The Company has adopted a policy that applies to our directors and senior executives that prohibits all hedging and similar monetization transactions.
Social Responsibility
Our culture is driven by our belief that our people are a key driver in our success. We believe that if we focus on attracting, developing and retaining diverse top talent at all levels of the organization, our employees will take care of our customers and drive growth for our stockholders. We do so by focusing on employee engagement, inclusion, wellness and safety.

We believe that our efforts have paid off. In 2022, Forbes Magazine named the Company as a best mid-sized employer. The Salt Lake Tribune named the Company a Top Work Place for 2022. In addition, based on our own employee engagement survey, we achieved an overall satisfaction score of 79% with over 90% of our employees participating in our survey.

We offer an education assistance program through Western Governors University that allows our employees a path to an undergraduate degree in Business or Information Technology through scholarships and other assistance. We currently have over 100 employees enrolled in this program. We expect these numbers to increase and look forward to helping our employees to a better tomorrow by allowing them to pursue higher education through an online university while continuing their employment with the Company.

In order to attract and retain diverse top talent, we offer training and development opportunities for our employees. In 2022, we invested in training and development for our employees, which included leadership training, unconscious bias and allyship training, communication training, individual learning plans, site manager training and mentorship programs. Our store employees received an average of eight hours of training in 2022 and each new hire received an average of 82 hours of training in 2022.

We believe that promoting the health and well-being of our employees through their own personal wellness plans leads to an increase in employee productivity, improves morale, creates a positive and healthy work environment and reduces healthcare costs. We offer competitive health benefits and encourage our employees to participate in employee health and wellness programs. Approximately 58%

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THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
of our employees who are enrolled in our health plan participate in these programs. We offer individualized counseling to our employees to assist them with their journey towards better health. We also offer other health oriented benefits such as smoking cessation programs and a fitness program that allows for reimbursements to employees for expenses incurred relating to fit-friendly activities, sports or exercise equipment. The Company has always valued the safety of our employees and provides regular training for our employees to increase safety at our sites.

We sponsored volunteer hours by our employees, benefiting both local and national nonprofit organizations. Included among these organizations are Lifting Hands International, Tiny Tim's Toy Factory, Utah Food Bank, Ticket to Dream and Usana Kids Eat. By allowing our employees to give back to the community in a format of their choice, we believe that we increase our employees' engagement while doing good within our community. In addition, we supported Feeding America through employee donations and a company match, resulting in 510,000 meals donated to food banks.

The Company values diversity and inclusion and undertakes a wide spectrum of initiatives to attract and retain a diverse workforce. During 2022, we expanded participation in our employee resource groups that provide our employees a space to build community by celebrating their culture, providing mentoring opportunities and developing educational content for Extra Space. Mr. Margolis signed the CEO Action Pledge for diversity and inclusion. We also launched a formal internship program with Project Destined to support a more diverse talent pipeline into real estate professions. In 2022, Utah Business Magazine recognized the Company as one of the top 100 Companies Championing Women. The Company will continue to implement and pursue diversity, equity and inclusion initiatives and goals that allow us to attract and retain top talent, improve employee engagement, increase innovation and customer insight and enhance the quality of our decision making.

We believe that our emphasis on training and development, employee safety, employee health and well-being, and a commitment to diversity, equity and inclusion leads to an increase in employee productivity and positions us to attract and retain top diverse talent.

Environmental Sustainability
Focusing on environmental sustainability is not only right, it is smart. Our goal is to be the provider of choice for energy efficient and sustainable self-storage facilities nationwide. Our board plays an active role in the oversight of the Company’s sustainability practices, recognizing that sustainability and energy efficiency are central to Extra Space’s business strategy. Our efforts in promoting sustainability and energy efficiency are backed by a record of action. Across our portfolio we focus on the following:
•Improving energy efficiency through lighting retrofits. At December 31, 2022, 100% of our REIT owned stores have been upgraded, or are scheduled to be updated, to LED or T-8 lighting systems, with LED fixtures used on all projects since 2017. These lighting retrofit initiatives result in an estimated savings of over 13 million kilowatt-hours annually.
•Installing solar panels. We commissioned solar at 83 of our stores in 2022, resulting in 55% of our REIT owned stores utilizing solar power systems. We have generated 225 gigawatt-hours through on-site solar panels since we initiated our solar initiative in 2010. In 2022, our clean energy production offset the emissions of 31 million pounds of coal being burned according to U.S. Environmental Protection Agency Metrics.
•Decreasing heating and air-conditioning expenses by controlling temperatures and updating to more energy efficient systems.
•Reducing water consumption with efficient plumbing devices and irrigation systems.
•Diverting waste to recycling centers rather than landfills. In 2022, we increased our recycling volume by 19%, and approximately 20% of total 2022 waste was diverted to a recycling center.
•Recycling 1,502 pounds of obsolete computer and telephone equipment.
•Using recycled materials in the products we sell in our stores. Our boxes are certified by the Sustainable Forestry Initiative (SFI), demonstrating that they have been produced by responsible sources.
In 2022, we received NAREIT’s Leader in the Light award for the third consecutive year. We are the only self-storage REIT recognized in the award’s history. We also participated in the GRESB Real Estate Assessment. We received a score of 73 and the highest possible public disclosure score of “A”, compared to the Global Average score of “C.” We have joined GRESB as a full member, and will continue to participate in the GRESB Real Estate Assessment annually. We will continue to participate in other industry related surveys focused on sustainability reporting. We will also pursue opportunities for green building certifications for our portfolio, initially focused on states where incentives are offered for such certifications. Today, we have LEED Gold Certification at 16 of our stores.
For additional information on our environmental initiatives and to see our sustainability reports, visit our sustainability web page at: http://ir.extraspace.com/sustainability.

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LEADERSHIP STRUCTURE, RISK OVERSIGHT AND COMMITTEES OF THE BOARD

Leadership Structure
Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the Company and across various industries and disciplines, including manufacturing, real estate, technology, financial services, academia and government. Our Chairman and our CEO bring extensive company-specific experience and expertise to their roles.
Our board of directors has separated the positions of chairman of the board and CEO. Mr. Woolley serves as our Chairman, and Mr. Margolis serves as our CEO and director. Our board of directors has determined that this leadership structure is appropriate at this time as it allows the CEO to focus on our day-to-day business, while allowing the chairman of the board of directors to lead the board in its fundamental role of providing advice to and independent oversight of management.
The board has a governance structure that includes regular meetings of the independent directors in executive session and with our internal auditors, external auditors and other consultants. Our lead independent director helps to facilitate and strengthen the role of the independent directors. The specific responsibilities of the lead independent director are as follows:

Executive Sessions/ Committee Meetings	- Presides at all meetings of the board at which the Chairman is not present
Meetings of Independent Directors	- Calls meetings of the independent directors and sets the agenda
Board Processes and Information	- Helps ensure the quality, quantity, appropriateness and timeliness of information provided to the board and meeting agendas - Ensures feedback is properly communicated to the board and Chairman
Retention of Outside Advisors and Consultants	- Retains outside advisors and consultants who report directly to the board
Board Review and Assessment	- Conducts regular interviews with each director regarding his/her assessment of the effectiveness of the board and the committees
Communications with Stockholders	- Responds and communicates with stockholders on inquiries when appropriate, following consultation with the Chairman and CEO

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LEADERSHIP STRUCTURE, RISK OVERSIGHT AND COMMITTEES OF THE BOARD
Risk Oversight
The board is responsible for overseeing our Company-wide approach to the identification, assessment and management of major risks. Both our board and management have key responsibilities in managing risk throughout the Company. Our board provides overall risk oversight, both directly and through its committees, to identify and assess the major risks our Company faces and to oversee the policies and procedures for monitoring and controlling such risks. The table below shows the board’s and management’s key responsibilities managing and overseeing risk throughout the Company.

Board

• Oversees business strategy, major resource allocation, and overall oversight of business conduct

• Provides overall oversight of the risk management process, exercised through its standing committees

• On an annual basis, management reports to the board on top enterprise risks and the steps management has taken to mitigate these risks

• Our Senior Vice President of Technology provides quarterly updates to the board on technology and cybersecurity

• Our Executive Vice President and Chief Legal Officer provides quarterly updates to the board on material legal and regulatory matters

• Management provides regular reports for board discussion regarding recent operations, finance, acquisitions, cybersecurity and other developments impacting the Company

Audit Committee

Oversees risks related to our enterprise risk management framework, including and/or in addition to:

• Financial statements, accounting and financial reporting and internal controls;

• Compliance with legal and regulatory requirements and ethics programs;

• Performance of internal audit function and effectiveness of internal controls; and

• Cybersecurity breaches and required disclosures.

Compensation Committee

Oversees risks related to compensation and human capital management, including:

• Overall compensation policies, practices and philosophy;

• Incentive and equity-based compensation plans;

• Regulatory compliance with respect to compensation matters; and

• Workforce diversity, equity and inclusion.

Nominating & Governance Committee

Oversees risks related to our overall corporate governance, including:

• Board nominations, evaluations and effectiveness;

• Board and committee composition, skills tenure and diversity;

• Board and management succession planning; and

• ESG strategy, initiatives and policies and ESG-related risks.

Management

• Identifies and assesses material risks

• Develops and implements appropriate risk management strategies

• Integrates risk management into decision-making process

• Ensures that information with respect to material risks is transmitted to the board and its committees, as appropriate

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LEADERSHIP STRUCTURE, RISK OVERSIGHT AND COMMITTEES OF THE BOARD

Cybersecurity
The Company devotes significant resources to protecting and continuing to improve the security of our computer systems, software, networks, and other technology assets. Our security efforts are designed to preserve the confidentiality, integrity, and continued availability of all information owned by, or in the care of, the Company and protect against, among other things, cybersecurity attacks by unauthorized parties attempting to obtain access to confidential information, destroy data, disrupt or degrade service, sabotage systems, or cause other damage.
Board Oversight
Management provides quarterly reports to the board regarding cybersecurity and other information technology risks affecting the Company. In addition, the board has delegated to the Audit Committee oversight of cybersecurity breaches and required disclosures to ensure full compliance with all cybersecurity laws. The Audit Committee periodically evaluates our cybersecurity strategy to ensure its effectiveness.
As part of our board refreshment efforts in recent years, we have added directors with information technology skills. Currently, five members of our board, including all four members of our Audit Committee, have cybersecurity experience from their principal occupation, other professional experience or third-party director education courses on cybersecurity, including cyber risk governance, and privacy issues and trends.
Cybersecurity Risk Identification and Management
Our Company has a dedicated team of technology professionals who consistently monitor risks related to cybersecurity. The team is overseen by our Senior Vice President of Information Systems and Vice President of IT Security and Compliance, who are responsible for managing our information security program.
Their teams are responsible for leading enterprise-wide cyber resilience strategy, policy, standards, architecture, and processes. To identify and address potential information security risks, we use a defense-in-depth methodology that employs multiple, redundant defensive measures and outlines actions to take in the event of a security control failure or vulnerability exploitation. To protect the Company from cybersecurity threats, we utilize a combination of internal resources and external partnerships. Our partnerships provide services such as penetration testing, incident response, and third-party assessments. In addition, we use a combination of both proprietary and commercial solutions to proactively manage and mitigate threats to our IT environment.
Our cybersecurity infrastructure undergoes external audits as part of our Sarbanes-Oxley audit process and adheres to information security standards. We are also regularly externally audited and certified by PCI DSS, a highly respected information security standard, to ensure that we properly handle and protect credit card data. These efforts demonstrate our commitment to maintaining the highest level of cybersecurity protection. In addition to our internal and external audits, we are also assessed against the Center for Internet Security V8 controls. Our external partners also evaluate and rank our cybersecurity maturity and coverage as part of their services. To stay informed about emerging threats, we regularly consult with external partners.
To minimize the risk of a successful cyberattack and to effectively handle any incidents that may occur, the Company has implemented strong safeguards and well-defined response procedures. These procedures involve identifying, analyzing, containing, and remedying any cyber incidents that may impact the Company. We regularly test our readiness through Disaster Recovery and Business Continuity Plan exercises and allocate the necessary resources and partnerships to adapt to the changing threat landscape.
At our Company, we prioritize data protection and make sure all employees understand their role in maintaining the company's cyber security. To further this goal, we have implemented a comprehensive information security training program for our staff. This program includes mandatory computer-based training, regular internal communications, and ongoing end-user testing to assess the effectiveness of our security measures. As part of this program, all employees are required to complete annual Cybersecurity Awareness training. Additionally, we have an established schedule and process for conducting regular phishing awareness campaigns, which simulate real-world threats and provide immediate feedback to employees if necessary, along with additional training or remedial action as needed.
We have experienced no material information security breaches. As such, we have not spent any material amount of capital on addressing information security breaches in the last three years, nor have we incurred any material expenses from penalties and settlements related to a material breach during this same time.
We believe we are adequately insured against losses related to a potential information security breach.

Attendance at Meetings of the Board and its Committees
The board of directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend all regularly scheduled and special meetings, unless unusual circumstances make attendance impractical. The board of directors may also take action from time to time by written or electronic consent. For the year ended December 31, 2022, our board and its committees maintained strong oversight over our management and business holding a total of seven meetings on

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LEADERSHIP STRUCTURE, RISK OVERSIGHT AND COMMITTEES OF THE BOARD

financial and operational results, corporate strategy, governance, compensation and other topics. Each director attended at least 90% of the meetings of the board of directors and of any committees on which he or she served during this period.
Committees of the Board of Directors
The committees on which each director serves are listed above in “Information about the Board of Directors and its Committees—Nominees for Directors.”
AUDIT COMMITTEE
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the independent auditors for the Company, and sole authority to establish pre-approval policies and procedures for audit and non-audit engagements with the independent auditors. The Audit Committee also oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of the financial statements and reports and compliance with laws, regulations and corporate policies of the Company. Additionally, the Audit Committee oversees the independent auditor’s qualifications, performance and independence; monitors communications with the independent auditor; and monitors the performance of the internal audit function at the Company. A copy of the Audit Committee’s charter is available at the Company’s website www.extraspace.com under Company Info—Investor Relations—Corporate Governance. In accordance with the rules of the NYSE, the board of directors has determined that each of the current members of the Audit Committee is independent as defined by the Audit Committee’s charter and Section 303A of the NYSE Listing Standards.
As set forth in the Audit Committee’s charter, management of the Company is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing the principles, policies, internal controls and procedures surrounding the financial statements as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and annually auditing the effectiveness of our internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
Ms. Olmstead and Messrs. Letham and Crittenden have each been designated as an “audit committee financial expert” as defined in the SEC’s Regulation S-K, Item 407(d)(5).
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, as well as the Company’s compliance with corporate policies and legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002. During fiscal year 2022, the Audit Committee met nine times, and discussed with the CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer, internal auditors and independent registered public accounting firm (external auditors), the SEC filings that contained financial information, prior to their public release. The Audit Committee’s meetings include executive sessions with the Company’s external and internal auditors, in each case without the presence of the Company’s management.

In discharging its oversight responsibility, the Audit Committee received from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, internal auditors and external auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization and responsibilities. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks. After careful consideration of the best interests of our stockholders, the Audit Committee has chosen Ernst & Young LLP as our independent public accountants for fiscal year 2023.

In carrying out its responsibilities, the Audit Committee, among other things:
•    monitors preparation of quarterly and annual financial reports by the Company’s management;
•    supervises the relationship between the Company and its external auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the external auditors;
•    oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program;

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LEADERSHIP STRUCTURE, RISK OVERSIGHT AND COMMITTEES OF THE BOARD
•oversees cybersecurity strategy and risk mitigation; and
•    reviews, approves and/or ratifies related-party transactions for which such approval is required under applicable law, including SEC and NYSE rules.

During fiscal year 2022, management advised the Audit Committee that each set of financial statements reviewed and discussed by management with the committee had been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the external auditors of matters required to be discussed pursuant to AS 1301(Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Rule 3526 of the PCAOB (Communication with Audit Committees Concerning Independence).
In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and external disclosure control structure. As part of this process, the Audit Committee met privately with the Company’s Director of Internal Audit and continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee conducted a performance self-evaluation for review with the board of directors that included a comparison of the performance of the Audit Committee with the requirements of its charter.
Taking all of these reviews and discussions into account, the Audit Committee members listed below recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Submitted by the Audit Committee,

Dennis J. Letham, Chair
Gary L. Crittenden
Diane Olmstead
Julia Vander Ploeg
COMPENSATION COMMITTEE
The Compensation Committee operates under a written charter adopted by the board of directors, a copy of which is posted on the Company’s website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance. The Compensation Committee assesses the adequacy of its charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the Compensation Committee’s primary responsibilities with respect to compensation are to:
•    examine periodically the philosophy and structure of the Company’s compensation programs;
•    oversee and act on behalf of the board of directors with respect to the benefit and compensation plans of the Company;
•    establish the Company’s total compensation philosophy, and ensure that the compensation programs of the Company reflect that philosophy;
•    evaluate the CEO's performance in light of clearly established goals and objectives and establish the compensation of the CEO;
•    review and approve the CEO’s compensation recommendations with respect to other executives;
•    monitor awards under the Company’s equity compensation plans; and
•    report to the board of directors in its meetings and executive sessions.
In performing its duties, the Compensation Committee has the authority to take such action as it deems appropriate to implement the purposes of the Compensation Committee. The Compensation Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company’s management and employees and its compensation consultant.
During 2022, the Compensation Committee retained Meridian Compensation Partners ("Meridian") as its independent compensation consultant to advise the Compensation Committee in connection with matters pertaining to director and executive compensation, including advising as to market levels and practices, plan design and implementation, comparable company data, consulting best practices and governance principles. The Compensation Committee has determined that Meridian is independent. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NYSE listing standards. During 2022, the Compensation Committee held six meetings.

20	Extra Space Storage

LEADERSHIP STRUCTURE, RISK OVERSIGHT AND COMMITTEES OF THE BOARD

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
All members of the Compensation Committee are independent under NYSE listing standards. During 2022, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the board of directors of the Company or on the Compensation Committee of the board of directors. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. No interlocking relationships existed during the year ended December 31, 2022, between any member of the board or the Compensation Committee and an executive officer of the Company.
NOMINATING AND GOVERNANCE COMMITTEE
The Nominating and Governance Committee operates under a written charter adopted by the board of directors, a copy of which is posted on the Company’s website at www.extraspace.com under Company Info—Investor Relations—Corporate Governance. The Nominating and Governance Committee assesses the adequacy of its charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the Nominating and Governance Committee’s primary duties and responsibilities as follows:
•    identify potential board members and recommend to the board a slate of nominees for election to the board and recommend directors to serve on the committees of the board;
•    develop and recommend to the board corporate governance guidelines applicable to the Company, including a code of ethics and monitor Company's compliance with such guidelines;
•    engage in succession planning for the CEO and other key executives;
•    oversee the board of directors’ annual evaluation of itself and its committees; and
•monitor and oversee management's efforts and activities on sustainability initiatives, including environmental, social and governance matters, including an annual in-depth review of the Company's progress regarding such initiatives.
The Nominating and Governance Committee reviews communications from stockholders and responds directly or through the Chief Legal Officer. In performing its duties, the Nominating and Governance Committee has the authority to take such action as it deems appropriate to implement the purposes of the Nominating and Governance Committee. The Nominating and Governance Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company’s management and employees and its consultants.
During 2022, the Nominating and Governance Committee held four meetings.
POLICY REGARDING BOARD ATTENDANCE AT STOCKHOLDERS MEETINGS
We encourage attendance at stockholders meetings by members of the board of directors and senior executives so that stockholders will have the opportunity to meet our directors and senior executives. All of our then-current board members attended the 2022 Annual Meeting of Stockholders.

2023 Proxy Statement	21

DIRECTOR COMPENSATION
All non-employee directors receive compensation for their service. The board determines the form and amount of compensation for non-management directors after consideration of the recommendation of the Compensation Committee. The board has approved the mix of cash and equity compensation described below.
Retainers are paid quarterly in cash and are prorated when a director joins the board. Below are the annual retainers that non-employee directors were entitled to receive beginning on May 24, 2022 for board service:

Compensation	Amount
Chairman Cash Retainer	$340,000
Director Cash Retainer	$80,000
Lead Independent Director, supplemental	$20,000
Audit Committee Chair, supplemental	$30,000
Compensation Committee Chair, supplemental	$25,000
Nominating & Governance Committee, Chair, supplemental	$20,000
Non-Chair Committee Member, supplemental	$10,000

In addition, all non-employee directors receive an award on the date of each annual meeting of shares of common stock equivalent in value to $160,000 (to the nearest share), with the number of shares determined by the closing price of our common stock on the date of the annual meeting. These shares vest on the first anniversary of the date of grant, subject to a director’s continued service through the vesting date. The following table presents the compensation paid to our non-employee directors in 2022:

Name	Fees earned or paid in cash	Stock awards (1)	Total
Kenneth M. Woolley	$330,000	$160,000	$490,000
Roger B. Porter	132,500	160,000	292,500
Joseph J. Bonner	100,000	160,000	260,000
Gary Crittenden	108,750	160,000	268,750
Spencer F. Kirk	80,000	160,000	240,000
Dennis Letham (2)	117,500	160,000	277,500
Diane Olmstead	100,000	160,000	260,000
Jefferson Shreve (3)	23,478	106,500	130,478
Julia Vander Ploeg	100,000	160,000	260,000
Total	$1,092,228	$1,387,000	$2,479,228
(1)    Each non-employee director received 928 shares of common stock on May 25, 2022. Dollar amounts represent grant date fair value of such grants as determined in accordance with Accounting Standards Codification 718, "Stock Compensation" ("ASC 718") using the assumptions to value such awards reported in the notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023.
(2)    Mr. Letham is not standing for re-election at the 2023 annual meeting.
(3)    Mr. Shreve joined the board of directors on September 15, 2022. The cash fees paid are a pro-rated amount for his service started September 15, 2022. Prior to our acquisition of Storage Express in September 2022, Mr. Shreve was the founder of Storage Express. In connection with the acquisition of Storage Express, we entered into a consulting agreement with Mr. Shreve for his continued transitional assistance. We do not pay any cash compensation to Mr. Shreve for his consulting services, but he does receive the use of office space at Company expense and the use of an office and mobile phone. These perquisites did not result in an incremental cost to us in excess of $10,000 during 2022.
During 2022, Mr. Margolis served as a director and was also our CEO. As an employee, he did not receive any additional compensation for his services as a director. In accordance with SEC rules, we have not included Mr. Margolis in the table above.
Stock Ownership Guidelines for Directors
We have stock ownership guidelines that require each of our non-employee directors, within five years after appointment to the board, to hold shares of our common stock or restricted stock (whether or not vested) with a value equal to the sum of five times the annual cash portion of the board retainer. These stock ownership guidelines align our directors’ interests with those of our stockholders by ensuring non-employee directors hold equity in the Company. Each non-employee director has met these guidelines as of December 31, 2022 or has additional time within which to come into compliance in accordance with the guidelines.

22	Extra Space Storage

EXECUTIVE OFFICERS
Information for Joseph D. Margolis is contained previously under the heading “Information about the Board of Directors and its Committees—Nominees for Directors.” Information with regard to our other named executive officers is presented below. All executive officers are elected as officers at the annual organizational meeting of the board of directors held following each annual meeting of stockholders.

SCOTT STUBBS AGE: 55 TITLE: Executive Vice President and Chief Financial Officer	Scott Stubbs has served as our Chief Financial Officer since December 2011. He served as the Company’s Senior Vice President Finance and Accounting since our inception, and the Corporate Controller of our predecessor beginning in December 2000. Prior to joining our predecessor, Mr. Stubbs served as Chief Financial Officer of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Ellgren, Durkin & Co. as a consultant. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in Accountancy from Brigham Young University.

ZACH DICKENS AGE: 48 TITLE: Executive Vice President and Chief Investment Officer	Zach Dickens has served as our Chief Investment Officer since December 2020. Mr. Dickens has been with the Company since 2002, and he has served in various roles in the real estate department, including most recently as Executive Vice President of Investments. Mr. Dickens has been instrumental in the Company's acquisitions, structuring transactions with joint venture partners and growing the Company’s bridge lending program. Prior to joining Extra Space Storage, Mr. Dickens oversaw a technical support team at eBay. Mr. Dickens has a Master of International Management from Thunderbird School of Global Management, has an M.B.A from Arizona State University and a bachelors in Russian Language from the University of Utah.

MATTHEW HERRINGTON AGE: 42 TITLE: Executive Vice President and Chief Operations Officer	Matt Herrington has served as our Chief Operations Officer since June 2020. Mr. Herrington has been a member of the Company’s senior management team for over a decade, most recently serving as the Senior Vice President of Operations from 2015-2020, responsible for the Company's operations in the western United States including approximately 900 locations. Mr. Herrington has been with the Company since 2007 in various roles including Divisional Vice President of Operations and Senior District Manager, Operations. Mr. Herrington holds a Master's of Science in Management from Baker University and a Bachelor's in Business Administration from the University of Nebraska - Kearney.

GWYN G. MCNEAL AGE: 54 TITLE: Executive Vice President and Chief Legal Officer	Gwyn G. McNeal has served as our Chief Legal Officer since July 2013. Ms. McNeal has been with the Company since 2005. Prior to her current role she was the Vice President and Associate General Counsel of the Company, providing legal support to the Company’s operations team along with overseeing litigation, employment law matters and intellectual property. Ms. McNeal began her career practicing law with Latham & Watkins LLP, San Diego from 1992 to 2000. She then served as General Counsel for 3form, Inc. from 2000 to 2003. Prior to joining the Company, Ms. McNeal represented the Company as external counsel with Nelson Christensen & Helsten. Ms. McNeal holds a B.A. from Brigham Young University and a J.D. from the University of Southern California.

SAMRAT SONDHI AGE: 48 TITLE: Executive Vice President and Chief Marketing Officer
Samrat Sondhi has served as our Chief Marketing Officer since June 2020. Prior to this, Mr. Sondhi was Chief Operations Officer from January 2013 to June 2020, a member of the Company’s senior management team since 2008 and has been with the Company since 2003. He has served in various roles including Divisional Vice President, covering core markets across the United States, and Senior Vice President Revenue Management, playing a key role in the evolution of pricing strategy and execution for the self-storage industry. Prior to joining the Company, Mr. Sondhi served as the Vice President Revenue Management for Storage USA for two years. Prior to joining Storage USA, Mr. Sondhi worked as a consultant with Deloitte Consulting from 2001 to 2002. Mr. Sondhi holds an M.B.A. degree from Carnegie Mellon University and a B.S. in electronics from Pune University, India.

NOAH SPRINGER AGE: 44 TITLE: Executive Vice President and Chief Strategy and Partnership Officer	Noah Springer has served as our Chief Strategy and Partnership Officer since December 2020. Mr. Springer has been with the Company since 2006, and has served in various roles in acquisitions, third-party management and asset management, most recently as Executive Vice President of Third-Party and Asset Management. Mr. Springer helped create Management Plus, Extra Space Storage’s third-party management platform, and continues to lead that business, as well as the Company's asset management and joint venture platforms. Prior to joining Extra Space, Mr. Springer worked for a number of years in banking. He has a B.A. in Finance and an MBA from the University of Utah.

2023 Proxy Statement	23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers in 2022, and the material factors that we considered in making those decisions. For 2022, our named executive officers (also referred to as our NEOs) included:
•Joseph D. Margolis, our Chief Executive Officer and member of the board
•Scott Stubbs, our Executive Vice President and Chief Financial Officer
•Gwyn G. McNeal, our Executive Vice President and Chief Legal Officer
•Samrat Sondhi, our Executive Vice President and Chief Marketing Officer
•Noah Springer, our Executive Vice President and Chief Strategy and Partnership Officer
GENERAL PHILOSOPHY
The Compensation Committee is made up of four independent directors, who determine our executive compensation policies in order to align management’s incentives with the long-term interests of stockholders and to be competitive with comparable employers. Accordingly, our compensation program reflects the following key features to ensure management's incentives are appropriately aligned with our stockholders:
•Pay for performance;
•A high percentage of executive total annual target compensation in the form of equity, including 75% of long-term incentive awards in the form of performance-based stock units which are "at risk" and subject to a three-year performance period to assess long-term performance;
•A market-based approach for evaluating and reviewing executive pay;
•Caps on annual and long-term incentives;
•No employment agreements for executive officers;
•Claw-back policy on compensation;
•No excessive perquisites;
•No tax gross ups; and
•Robust stock ownership requirements for executives.
SETTING EXECUTIVE COMPENSATION
Based on our philosophy underlying executive compensation policies, we place significant emphasis on annual and long-term performance-based incentive compensation. In addition to base salaries for our executives, annual cash incentives and long-term equity based incentive awards are designed to reward our executives based on the achievement of predetermined company and individual goals. We also consider historical compensation levels as well as other industry conditions and the overall effectiveness of our compensation program.
In order to ensure the fulfillment of our compensation philosophy and to assist in establishing the Company’s aggregate level of compensation, the Compensation Committee engages a nationally recognized compensation consulting firm. Meridian provided executive compensation advisory services in 2022.
Working with Meridian for the purpose of evaluating and setting 2022 compensation for our NEOs, the Compensation Committee developed a list of 19 comparable REITs that are similar to the Company in total enterprise value, relative size, number of employees

24	Extra Space Storage

EXECUTIVE COMPENSATION
and inclusion of all direct competitors. The Compensation Committee also took into consideration such elements as joint venture properties and unconsolidated revenues. The companies used in the comparator group are:

• AvalonBay Communities, Inc.	• Equity Residential	• Public Storage
• Boston Properties, Inc.	• Essex Property Trust, Inc.	• Realty Income Corporation
• CubeSmart	• Invitation Homes, Inc.	• Regency Centers Corporation
• Camden Property Trust	• Life Storage, Inc.	• Sun Communities, Inc.
• Digital Realty Trust, Inc.	• Mid America Apartment Communities, Inc.	• UDR, Inc.
• Duke Realty	• National Storage Affiliates Trust	• Vornado Realty Trust
• Equity Lifestyle Properties, Inc.
The group includes our four direct competitors: Public Storage, Life Storage, Inc., CubeSmart and National Storage Affiliates Trust. The remaining companies represent publicly traded REITs with total enterprise values comparable to the Company and that generally recruit individuals to fill senior management positions who are similar in skills and background of those recruited by us. In 2022, the Compensation Committee, working with Meridian, revised the list of comparable REITs listed above in order to evaluate 2023 compensation for our NEOs, which resulted in the addition of Equinix, Inc., SBA Communications Corporation and Welltower Inc. and removing Duke Realty, Camden Property Trust and Equity Lifestyle Properties, Inc.
The Compensation Committee uses compensation data compiled from our comparator group as the beginning reference point and as an indicator of competitive market trends. In addition, the Compensation Committee considers analysis prepared by Meridian that includes additional industry data. The Compensation Committee does not rely on a strict formulaic framework, but instead believes in combining a quantitative and a qualitative assessment against pre-established goals in order to allow the committee the ability to strike the appropriate balance between short-term objectives and long-term strategies while properly emphasizing objective results when assessing management's performance.
The Compensation Committee does not have a pre-established policy for the allocation of compensation between cash, non-cash compensation and long-term incentive compensation. None of the executive officers are present during Compensation Committee deliberations or decisions regarding such executive’s compensation.
The following describes each element of our executive compensation program, along with a discussion of the decisions made by the Compensation Committee with respect to that aspect of compensation for 2022.
ELEMENTS OF EXECUTIVE OFFICER COMPENSATION AND BENEFITS FOR 2022
In 2022, named executive officers’ total compensation was comprised of the following elements designed to complement each other:
•base salary;
•annual incentive bonus;
•long-term incentives through performance-based stock unit awards and restricted stock; and
•other benefits.
BASE SALARY
Base salary is a critical element of executive compensation as it provides executives with assured monthly cash compensation. In determining base salaries, the Compensation Committee based its evaluation on a variety of factors, including:
•the executive’s qualifications, experience and past performance;
•the nature and responsibility of the position; and
•the salaries paid to the position within the comparator peer group and other information about similarly-situated executives in the comparable company data.

In making the decision on base salaries, the Compensation Committee reviewed changes in job responsibility and title, historical salary levels, performance and contributions made to the Company, the impact on total compensation, competitive conditions and the relationship of compensation to that of other of the Company’s officers and determined the compensation awarded was appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among the Company’s officers.

For 2022, the Compensation Committee approved base salary increases for each of our NEOs as follows: Mr. Margolis, an increase from $850,000 to $900,000; Mr. Stubbs, an increase from $475,000 to $500,000; Ms. McNeal, an increase from $400,000 to $415,000; Mr. Sondhi, an increase from $410,000 to $450,000; and Mr. Springer, an increase from $325,000 to $410,000.

2023 Proxy Statement	25

EXECUTIVE COMPENSATION
ANNUAL INCENTIVE BONUS
We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals with 50% of these performance-based goals tied to the financial operating performance of the Company and 50% tied to the senior executive’s achievement of specific management goals, outlined below.
The financial performance goals set for 2022 were based on the Company’s achievement of a specific target (the “Core FFO Target”) related to the Company’s core funds from operations ("Core FFO"). The Core FFO Target is defined and approved annually by the board of directors. The portion of bonus based on the Core FFO Target could incrementally increase or decrease based on meeting, exceeding, or failing to meet the Core FFO Target. The Core FFO Target is based on the Company’s Core FFO, with additional adjustments agreed to by the board of directors in order to consistently review the performance of management as it relates to Core FFO. Core FFO provides relevant and meaningful information about our performance and is the primary measure that we use to assess our operating performance. For 2022, Core FFO was defined as funds from operations ("FFO") excluding revenues and expenses not core to our operations. For annual bonus determination purposes for 2022, Core FFO was also adjusted to remove the impact of depreciation above or below a budgeted amount based on the Company’s projections. FFO and Core FFO are non-GAAP measures and a reconciliation of those measures to GAAP net income attributable to common stockholders is attached to this proxy statement as Appendix A.
The Core FFO Target established for 2022 was $7.96 of Core FFO per share. For annual bonus determination purposes for 2022, Core FFO was $8.44 per share, resulting in the payment of 150% of the portion of the bonus related to the achievement of the Core FFO Target pursuant to the annual incentive plan. The annual incentive plan provides that the financial performance portion of executive officers’ bonuses will be determined based upon the percent of Core FFO Target earned, with a maximum bonus payout of 150% in the event that the Core FFO Target is greater than 105% and a minimum payout of 50% in the event that the Core FFO Target is less than 95% of the Core FFO Target. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, exclude or adjust significant non-budgeted or non-controllable amounts, gains, or losses from actual financial results in order to properly measure the Company’s performance. In addition, the Compensation Committee may adjust the Company’s overall FFO targets and gradations used to determine the percentage of the Core FFO target to appropriately implement the intent of the annual incentive plan. The Compensation Committee did not make any such additional exclusions or adjustments for 2022 bonus determination purposes.
The senior executives' corporate goals for 2022 included the following corporate goals along with each officer's individual goals. The corporate goals established for 2022 for our named executive officers are summarized as follows:

2022 Goals	2022 Achieved
•Core FFO per share of $7.96 or higher	•Core FFO per share of $8.44
•Same Store NOI growth of 15.2% or higher	•Same Store NOI growth of 20.3%
•Do not exceed Corporate G&A budget, unless caused by growth or market conditions	•Operated within 1.9% of Corporate G&A budget, largely due to higher compensation due to FFO performance and acquisition volume
•Close $1 billion of acquisitions (gross) and approve $450 million of bridge loans (gross)	•Invested $2.2 billion (gross) in acquisitions and approved over $800 million of bridge loans (gross)
•Expand third party management platform by 165 stores (gross) and collect $113 million in fees and insurance revenue	•Expanded third party management platform by 163 stores gross and collected $113.8 million in fees and revenue insurance

In addition to the corporate goals listed above, the executive officers each have additional qualitative goals relating to operational efficiencies, technology, sustainability, growth and other company improvements. Mr. Margolis presented to the Compensation Committee his assessment of the achievement of the corporate goals listed above and the specific qualitative goals of each of our executive officers. The Compensation Committee reviewed the 2022 goals and achievements and weighed these against the outstanding Core FFO achieved for the year and the backdrop of the challenges of the pandemic. Upon discussion and review, the Compensation Committee approved an achievement level of between 90-100% of the portion of the bonus related to the corporate goals outlined above and the individual qualitative goals for the Chief Financial Officer, Chief Marketing Officer, Chief Strategy and Partnership Officer and Chief Legal Officer. In addition, the Compensation Committee conducted its own evaluation of Mr. Margolis’s performance relative to the above corporate goals and his individual qualitative goals and the Compensation Committee determined to approve an achievement level of 90% for Mr. Margolis for the portion of the bonus related to such goals.

The annual bonuses paid to the named executive officers for 2022 are reflected in the “Summary Executive Compensation Table” below.

In addition to the cash bonus paid related to the Company's annual incentive bonus program, as described above, Mr. Sondhi and Mr. Springer received an additional cash bonus representing 25% of their base salary multiplied by 125% which correlated to the payout of the annual incentive bonus program. These bonuses were paid as a result of their work on a significant business combination and

26	Extra Space Storage

EXECUTIVE COMPENSATION
acquisitions during 2022 resulting in additional responsibilities for each and growth opportunities for the Company. These special bonuses are reflected in the “Summary Executive Compensation Table” below.

LONG-TERM INCENTIVES FOR 2022
The Long-Term Incentive Program allows for grants of performance-based stock units ("PSU(s)") and restricted stock. The goals of the Company’s equity awards are to: (1) align the interests of each executive officer with those of our stockholders by providing each individual with a significant incentive to manage the Company from the perspective of a stockholder with an equity stake in the business, and (2) encourage long-term retention of key employees by virtue of vesting conditions imposed on typical equity awards. Employees must remain employed by the Company for a fixed period of time in order for the equity awards to vest fully. Unless otherwise determined by the Compensation Committee, vesting ceases upon termination of employment and unvested grants of restricted stock and PSUs are canceled upon termination of employment. During the vesting period, PSUs and restricted stock awards may not be sold, transferred or pledged.
LONG-TERM INCENTIVES GRANTED IN 2022
For 2022, the NEOs of the Company received 25% of their long-term incentive awards in the form of restricted stock grants. Grants of restricted stock vest over a four-year period at the rate of 25% per year. The restricted stock grants may be voted and receive the payment of non-forfeitable dividends.
The remaining 75% of the long-term incentive awards to the NEOs come in the form of PSUs that vest after a three-year performance period. For the awards granted in 2022, the three-year performance period will end on December 31, 2024. These awards have two performance components, each weighted 50%, that are measured at the end of the three-year performance period. At the end of the performance period and to the extent performance goals are achieved, the PSUs will then be converted into common shares and paid out after the end of the performance period. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date.
The first performance component of the PSUs measures our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If the Company achieves a total stockholder return at the 50th percentile of this index, then the PSUs will be paid out at 100% of the target units related to the total stockholder return metric. The second performance component of the PSUs measures the Company’s annual growth in Core FFO, per share. The Compensation Committee has set a three-year Core FFO per share target which, if achieved, will result in a payout of 100% of the target units related to the Core FFO metric. The NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics. Performance above and below targeted levels will be determined by linear interpolation. Subject to the accelerated vesting described below, the NEOs must generally remain employed through the last day of the performance period in order to be eligible to vest in the performance-based stock units.
Grants of restricted shares and PSUs are discussed and reviewed at regularly scheduled meetings of the Compensation Committee. By taking such actions at regularly scheduled meetings, the Compensation Committee seeks to avoid any possible appearance that the grant timing was manipulated to affect the value of the awards. We do not have any program, plan or practice to coordinate any equity awards with the release by us of material non-public information or any other investor relations activities.
The Compensation Committee awarded both restricted stock grants and PSUs to all of the named executive officers in 2022, which are shown in the “Grants of Plan-Based Awards” table below. The values of the restricted stock grants and PSUs were determined by the Compensation Committee after careful review and discussion of compensation studies provided by Meridian and taking into consideration the total executive compensation at the comparator group of companies, the overall performance by the Company coupled with increased acquisitions and growth at the Company. In addition, a one-time grant of restricted stock award was made on July 1, 2022 to Mr. Springer as a special bonus in connection with increased transactional volume achieved during the first half of 2022. This special bonus is reflected in the “Summary Executive Compensation Table” below.
The equity awards granted to the named executive officers are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables—Severance and Change in Control Arrangements with Named Executive Officers.”
FINAL RESULTS OF THE 2020 PERFORMANCE BASED UNITS
In February 2020, the Company issued PSUs to our NEOs, which allowed each NEO to earn from 0% to 200% of the target number of awards based on two performance components, each weighted at 50%, measured at the end of the three-year performance period that ended December 31, 2022. The first performance component of the 2020 PSUs was our total stockholder return (measured by reference to the change in our share price plus dividends) as compared to the total stockholder return of a peer group consisting of all REITs tracked within the MSCI US REIT Index. If we achieved a total stockholder return at the 50th percentile of our peer group, then the PSUs would pay out at 100% of the target units related to the total stockholder return metric. The second performance component of the 2020 PSUs measured the Company’s cumulative Core FFO per share over the three-year performance period. The Compensation Committee set a three-year cumulative Core FFO per share target of $15.87 per share (representing cumulative Core

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EXECUTIVE COMPENSATION
FFO targets for the years 2020, 2021 and 2022), which, if achieved, would have resulted in a payout of 100% of the target units related to the Core FFO metric.
In February 2023, the Compensation Committee determined our performance relative to the performance metrics for the 2020 PSUs and approved the vesting of such awards at 200% of target. The following tables show the performance metrics and ultimate 200% achievement for the 2020 PSUs at the completion of the three-year performance period from January 1, 2020 through December 31, 2022 and the resulting stock awards.

	2020 Performance Level
Performance Metric (1)	Weighting	Threshold (0%)	Target (100%)	Maximum (200%)	Performance Result	% of Achievement	Weighted % of Achievement
TSR Ranking Relative to MSCI US REIT Index for Performance Period	50%	Below 25th percentile	50th Percentile	At or above 75th percentile	99th percentile	200%	100%
Cumulative Core FFO Per Share for Three-Year Performance Period	50%	At or below $14.28	$15.87	At or above $17.46	$20.63	200%	100%
TOTAL % of TARGET ACHIEVED:							200%
(1)    Achievement between levels is determined by linear interpolation.

The following table sets forth the number of 2020 PSUs that vested for each NEO resulting from the 200% achievement level as shown above.

	Target Number of Performance Based Stock Units	Resulting Number of Performance Based Stock Units (1)
Joseph D. Margolis	22,748	45,496
Scott Stubbs	6,356	12,712
Gwyn G. McNeal	4,164	8,328
Samrat Sondhi	4,876	9,752
Noah Springer	966	1,932

(1)    In addition, each NEO received a cash payment equivalent to the dividends that would have been paid on such resulting number of 2020 performance-based units during the performance period on the settlement date of such awards in February 2023 as follows: Mr. Margolis, $641,465; Mr. Stubbs, $179,239; Ms. McNeal, $117,397; Mr. Sondhi, $137,503; and Mr. Springer, $27,241.
OTHER COMPENSATION ELEMENTS
We provide benefits and perquisites to our named executive officers and other employees, such as medical and life insurance, 401(k) plan, and severance pursuant to the terms of the Company’s change in control plan.
•Medical Insurance. The Company makes available to each NEO and their spouses and children such health, dental and vision insurance coverage on the same basis as other employees. A portion of the insurance coverage is paid by the Company.
•Life Insurance. The Company provides each named executive officer such life insurance on the same basis as other employees.
•Retirement Benefits. Our executive officers are eligible to participate in our 401(k) defined contribution plan on the same basis as other eligible employees. The Company currently matches 100% of the first three percent of an employee’s cash compensation contributed by each employee, and 50% of the next two percent of an employee’s cash compensation contributed.
A description of the severance arrangements we maintain with our named executive officers can be found under “Severance and Change in Control Arrangements with Named Executive Officers” below. We also limit the perquisites that we make available to our executive officers, particularly in light of the potential for abuse associated with such perquisites. Accordingly, our executives are entitled to few benefits that are not otherwise available to all of our employees.

28	Extra Space Storage

EXECUTIVE COMPENSATION
POLICY REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s named executive officers. The Compensation Committee’s general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals. In addition, we believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to us. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.
STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE AND SENIOR OFFICERS
We have stock ownership guidelines which require each of our executive and senior officers, within five years after appointment as an officer, to hold shares of our common stock or restricted stock. These stock ownership guidelines align our officers’ interests with those of our stockholders, ensuring executive and senior officers hold a significant amount of equity in the Company. Each executive and senior officer has met the following guidelines as of December 31, 2022, or has additional time within which to come into compliance in accordance with the guidelines.

Position	Base Salary Multiple	Time to Attain
CEO	5x	5 years
Executive Vice President	3x	5 years
Senior Vice President	1x	5 years

IMPACT OF ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
At the Company’s 2022 Annual Meeting of Stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. Of the 134,251,076 total shares outstanding, 91% voted on this matter, excluding abstentions and broker non-votes. The result of these votes indicated 95% approval of the compensation paid to our named executive officers. The Compensation Committee believes that the results of this vote affirm stockholder support of the Company’s approach to executive compensation, and the Compensation Committee did not change its general approach to executive compensation after receiving these voting results. The Compensation Committee will continue to consider the outcome of advisory stockholder votes regarding executive compensation when making future compensation decisions for our named executive officers.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on our review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Submitted by the Compensation Committee

Roger B. Porter, Chair
Joseph J. Bonner
Dennis J. Letham
Julia Vander Ploeg

2023 Proxy Statement	29

EXECUTIVE COMPENSATION
Executive Compensation Tables
SUMMARY EXECUTIVE COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus (1)	Non-equity incentive plan compensation (2)	Stock awards (3)	All other compensation (4)	Total
Joseph D. Margolis	2022	$900,000	$—	$1,890,000	$8,024,201	$814,543	$11,628,744
Chief Executive Officer	2021	850,000	—	1,434,375	4,278,669	752,938	7,315,982
	2020	850,000	—	1,319,625	4,216,825	395,762	6,782,212

Scott Stubbs	2022	$500,000	$—	$750,000	$2,125,761	$235,539	$3,611,300
Chief Financial Officer	2021	475,000	—	593,750	1,195,510	219,934	2,484,194
	2020	475,000	—	527,250	1,178,223	150,903	2,331,376

Gwyn G. McNeal	2022	$415,000	$—	$508,375	$1,517,468	$163,971	$2,604,814
Chief Legal Officer	2021	400,000	—	450,000	782,981	147,509	1,780,490
	2020	400,000	—	417,600	771,806	96,773	1,686,179

Samrat Sondhi	2022	$450,000	$140,625	$562,500	$1,554,432	$182,985	$2,890,542
Chief Marketing Officer	2021	410,000	—	486,875	917,220	170,463	1,984,558
	2020	410,000	—	447,925	903,967	102,239	1,864,131

Noah Springer	2022	$410,000	$128,125	$512,500	$1,568,737	$59,916	$2,679,278
Chief Strategy and Partnership Officer			—
(1)    In addition to the cash bonus paid related to the Company's annual incentive bonus program, Mr. Sondhi and Mr. Springer received an additional cash bonus representing 25% of their base salary multiplied by 125% which correlated to the payout of the annual incentive bonus program. These bonuses were paid as a result of their work on a significant business combination and acquisition during 2022.
(2)     Represents amounts earned related to the Company’s annual incentive bonus program.
(3)    Dollar amounts represent the grant date fair value of the restricted stock and PSUs granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.
The grant date fair value of the restricted stock awards granted in 2022 to the named executive officers was as follows: Mr. Margolis, $1,887,527; Mr. Stubbs, $500,091; Ms. McNeal, $505,529; Mr. Sondhi, $365,697 and Mr. Springer, $569,004.
With respect to the PSUs granted during 2022, the performance objectives applicable to those awards relate to two performance components, each weighted 50%, that are measured at the end of a three-year performance period ending December 31, 2024. With respect to both measurements, the NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to both metrics. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date of the PSUs.
The grant date fair value of the portion of these performance-based units that are tied to our total stockholder return (which is a market-based condition) was calculated, in accordance with ASC 718, using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. Our model estimates the fair value of the awards based on our data and that of the MSCI US REIT Index. Based on the performance objectives and these capital markets assumptions, these PSUs were valued at $226.73 per share, which value was applied to the target units eligible to be earned with respect to this objective for the 2022 grants. The grant date fair value under ASC 718 of the portion of these PSUs granted as reflected in this column, was as follows: Mr. Margolis, $3,305,383; Mr. Stubbs, $875,631; Ms. McNeal, $545,059; Mr. Sondhi, $640,286; and Mr. Springer, $538,484.
The grant date fair value of the portion of these performance-based stock units that are tied to Core FFO per share objectives was calculated, in accordance with ASC 718, based on the closing stock price on the grant date and the probable outcome of the Core FFO per share performance objectives as of the grant date (which was determined to be at “target” levels). As a result, the grant date fair value of these performance-based units was $194.21 per share, which value was applied to the “target” number of units eligible to be earned with respect to this objective for the 2022 grants. The grant date fair value under ASC 718 of the portion of the PSUs granted in 2022 that are tied to Core FFO performance, as reflected in this column, was as follows: Mr. Margolis, $2,831,290; Mr. Stubbs, $750,039; Ms. McNeal, $466,881; Mr. Sondhi, $548,449 and Mr. Springer, $461,249. The grant date fair value under ASC 718 of these PSUs assuming the highest level of performance achievement, is as follows: Mr. Margolis, $5,662,581; Mr. Stubbs, $1,500,078; Ms. McNeal, $933,762; Mr. Sondhi, $1,096,898 and Mr. Springer, $922,498.
(4)    All other compensation for the year ending December 31, 2022 includes dividends on restricted stock paid in 2022 and dividend equivalent payouts paid in cash on 2020 PSUs that vested based on performance for the performance period ended December 31, 2022, which cash dividend equivalent payouts occurred in February 2023, as follows: Mr. Margolis, $160,878 and $641,465, respectively; Mr. Stubbs, $44,100 and $179,239, respectively; Ms. McNeal, $34,374 and $117,397, respectively; Mr. Sondhi, $33,282 and $137,503 , respectively; and Mr. Springer, $20,475 and 27,241 respectively. All other compensation for the year ending December 31, 2022 also includes 401(k) defined contribution plan contributions of $12,200 made by the Company for each named executive officer.

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EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (3)	Grant date fair value of stock awards (4)
Name	Grant date	Threshold	Target (1)	Maximum (1)	Threshold	Target (2)	Maximum (2)
Joseph D. Margolis
Annual Incentive		$393,750	$1,575,000	$1,968,750				—	$—
Stock awards	2/14/2022							9,719	1,887,527
PSU awards	2/14/2022				—	29,157	58,314	—	6,136,674
Scott Stubbs
Annual Incentive		$156,250	$625,000	$781,250				—	$—
Stock awards	2/14/2022							2,575	500,091
PSU awards	2/14/2022				—	7,724	15,448	—	1,625,670
Gwyn G. McNeal
Annual Incentive		$103,750	$415,000	$518,750				—	$—
Stock awards	2/14/2022							2,603	505,529
PSU awards	2/14/2022				—	4,808	9,616	—	1,011,940
Samrat Sondhi
Annual Incentive		$112,500	$450,000	$562,500				—	$—
Stock awards	2/14/2022							1,883	365,697
PSU awards	2/14/2022				—	5,648	11,296	—	1,188,735
Noah Springer
Annual Incentive		$102,500	$410,000	$512,500				—	$—
Stock awards	2/14/2022							1,583	307,434
Stock awards	7/1/2022							1,500	261,570
PSU awards	2/14/2022				—	4,750	9,500	—	999,733
(1)    Amounts relate to the annual incentive bonus as described in the “Annual Incentive Bonus” section above.
(2)    Represents PSUs granted during 2022 related to the 2022 total compensation package for the named executive officers found in the "Summary Executive Compensation Table" above. For a description of the vesting terms applicable to such awards, please see "Executive Compensation - Compensation Discussion and Analysis - Long Term Incentives Granted in 2022" above. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
(3)    Grants of restricted stock awards under the 2015 Incentive Award Plan related to the 2022 total compensation package for the named executive officers. The shares have dividend and voting rights and vest ratably over four years following the grant date. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
(4)    Dollar amounts represent the grant date fair value of the stock awards granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.
See footnote (2) to the “Summary Executive Compensation Table” above for more details regarding the grant date fair values of the 2022 equity awards.

2023 Proxy Statement	31

EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards				Stock awards
Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of unearned shares that have not vested (1)	Market value of unearned shares that have not vested (2)	Equity incentive plan awards; Number of unearned shares, units or other rights that have not vested (3)	Equity incentive plan awards; Market or payout value of unearned shares, units or other rights that have not vested (2)
Joseph D. Margolis	—	—	$—		26,813	$3,946,337	50,917	$7,493,964

Scott Stubbs	—	—	—	—	7,350	1,081,773	13,804	2,031,673

Gwyn G. McNeal	—	—	—	—	5,729	843,194	8,790	1,293,712

Samrat Sondhi	2,625	—	85.99	2/22/2026	5,547	816,407	10,313	1,517,867

Noah Springer	—	—	—	—	4,034	593,724	5,952	876,015

(1)    Represents restricted stock awards granted to the named executive officers. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”
Mr. Margolis' 26,813 shares vest as follows: 3,256 shares that vest on March 5, 2023; 5,678 shares vest ratably over the remaining two years on February 12, 2023 and 2024; 8,160 shares vest ratably over the remaining three years on February 16, 2023, 2024 and 2025; and 9,719 shares vest ratably over the remaining four years on the anniversary of the date of grant of February 14, 2022.
Mr. Stubbs' 7,350 shares vest as follows: 909 shares vest on March 5, 2023; 1,586 shares vest ratably over the remaining two years on February 12, 2023 and 2024; 2,280 shares vest ratably over the remaining three years on February 16, 2023, 2024 and 2025; and 2,575 shares vest ratably over four years on the anniversary date of grant of February 14, 2022.
Ms. McNeal's 5,729 shares vest as follows: 595 shares vest March 5, 2023; 1,038 shares vest ratably over the remaining two years on February 12, 2023 and 2024; 1,493 shares vest ratably over the remaining three years on February 16, 2023, 2024 and 2025; and 2,603 shares vest ratably over four years on the anniversary date of grant of February 14, 2022.
Mr. Sondhi's 5,547 shares vest as follows: 698 shares vest on March 5, 2023; 1,217 shares vest ratably over the remaining two years on February 12, 2023 and 2024; 1,749 shares vest ratably over the remaining three years on February 16, 2023, 2024 and 2025; and 1,883 shares vest ratably over four years on the anniversary date of grant of February 14, 2022.
Mr. Springer's 4,034 shares vest as follows 261 shares vest on April 1, 2023, 240 shares vest ratably over the remaining two years on February 12, 2023 and 2024, 450 shares vest ratably over the remaining three February 16, 2023, 2024 and 2025; 1,583 shares vest ratably over four years on the anniversary date of grant of February 14, 2022; and 1,500 shares vest ratably over four years on the anniversary date of grant of July 1, 2022.
(2)    Market value at year-end is based on the closing trading price of our stock on December 31, 2022, which was $147.18.
(3)    Represents the PSUs granted to the NEOs on February 14, 2022 and February 16, 2021 that vest after a three-year performance period ending December 31, 2024 and December 31, 2023, respectively, as follows: Mr. Margolis, 29,157 units granted in 2022 and 21,760 units granted in 2021; Mr. Stubbs, 7,724 units granted in 2022 and 6,080 units granted in 2021; Ms. McNeal, 4,808 units granted in 2022 and 3,982 units granted in 2021; Mr. Sondhi, 5,648 units granted in 2022 and 4,665 units granted in 2021; and Mr. Springer, 4,750 units granted in 2022 and 1,202 units granted in 2021. The maximum payout of the PSUs would be double the units awarded at grant date. The PSUs are included in the table above at target levels. The NEOs have the ability to be paid out at a range of 0% to 200% of the target units depending on the Company’s performance with respect to the performance metrics applicable to these awards. In addition, the award recipient will receive a cash payment equivalent to the dividends that would have been paid on such stock during the performance period on the vesting date of the PSUs.
For a description of the vesting terms applicable to such awards, please see “Executive Compensation — Compensation Discussion and Analysis -- Long-Term Incentives Granted in 2022” above. The awards are eligible for accelerated vesting under certain circumstances as described below under “Executive Compensation Tables -- Severance and Change in Control Arrangements with Named Executive Officers.”

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EXECUTIVE COMPENSATION
OPTIONS EXERCISED, STOCK VESTED AND 2020 PSUs VESTED

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting (1)	Value realized on vesting
Joseph D. Margolis	—	$—	57,950	$10,458,758
Scott Stubbs	—	—	16,455	2,973,405
Gwyn G. McNeal	—	—	10,664	1,925,379
Samrat Sondhi	—	—	12,412	2,239,983
Noah Springer	—	—	2,718	500,924
(1)    Includes the 2020 PSUs granted on February 12, 2020 that were settled in February 2023 based on performance during the three-year performance period that ended December 31, 2022 and corresponding dividend equivalent payouts paid in cash on such 2020 PSUs, which cash dividend equivalent payouts occurred in February 2023, as follows: Mr. Margolis, 45,496 shares and $641,465, respectively; Mr. Stubbs, 12,712 shares and $179,239, respectively; Ms. McNeal, 8,328 shares and $117,397, respectively; Mr. Sondhi, 9,752 shares and $137,503, respectively; and Mr. Springer, 1,932 shares and $27,241, respectively.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
The named executive officers do not have employment agreements with the Company; however, they would receive severance payments upon termination of employment by reason of resignation for good reason or termination without cause within 12 months following a change in control of the Company as defined in the Company’s Executive Change in Control Plan as follows:
•    two years of annual base salary plus two times the greater of the prior year’s bonus or average of the three previous annual bonuses, payable in a lump sum;
•    annual salary and other benefits earned and accrued prior to the termination of employment;
•    lump sum payment equal to the cost of continuing health benefits for two years;
•    outplacement services for six months; and
•    full vesting of restricted stock awards and any non-qualified pension or deferred compensation benefits.
In addition, the PSUs will vest on an accelerated basis under certain circumstances. Specifically, in the event of a change in control of the Company prior to the end of the three-year performance period, such number of PSUs will vest on the date of the change in control as is equal to the greater of (1) the target number of units or (2) such number of units as would vest based on actual performance relative to the performance goals for the portion of the performance period ending on the date of the change in control, provided, that in determining performance relative to the Core FFO performance objective for the performance period, the Company’s Core FFO for the shortened performance period will be measured against prorated Core FFO objectives. In the event of a named executive officer’s termination due to death or disability prior to the end of the three-year performance period, a prorated portion of the target number of units will vest on the date of termination based on the portion of the three-year performance period that has elapsed prior to the date of termination.

2023 Proxy Statement	33

EXECUTIVE COMPENSATION
The table below presents the amounts that would have been received by or paid on behalf of our named executive officers for the following events as of December 31, 2022:

Name and Type of Payment or Benefit	Change in Control	Involuntary Termination Following a Change in Control	Death or Disability(4)
Joseph D. Margolis
Cash Payment	$—	$5,580,000	$—
Value of Acceleration of Time-Based Equity Awards (1)	—	3,946,337	3,946,337
Value of Acceleration of Time-Based Equity Incentive Plan Awards (2)	7,493,964	7,493,964	3,565,534
Benefits (3)	—	41,868	—
Scott Stubbs
Cash Payment	—	2,500,000	—
Value of Acceleration of Time-Based Equity Awards (1)	—	1,081,773	1,081,773
Value of Acceleration of Time-Based Equity Incentive Plan Awards (2)	2,031,673	2,031,673	975,509
Benefits (3)	—	41,868	—
Gwyn G. McNeal
Cash Payment	—	1,846,750	—
Value of Acceleration of Time-Based Equity Awards (1)	—	843,194	843,194
Value of Acceleration of Time-Based Equity Incentive Plan Awards (2)	1,293,712	1,293,712	626,594
Benefits (3)	—	41,868	—
Samrat Sondhi
Cash Payment	—	2,306,250	—
Value of Acceleration of Time-Based Equity Awards (1)	—	816,407	816,407
Value of Acceleration of Time-Based Equity Incentive Plan Awards (2)	1,517,867	1,517,867	734,821
Benefits (3)	—	41,868	—
Noah Springer
Cash Payment	—	2,101,250	—
Value of Acceleration of Time-Based Equity Awards (1)	—	593,724	593,724
Value of Acceleration of Time-Based Equity Incentive Plan Awards (2)	876,015	876,015	350,975
Benefits (3)	—	41,868	—
(1)    Represents the value of the acceleration of the unvested options and restricted stock awards using the closing stock price of $147.18 on December 30, 2022.
(2)    Represents the value of the acceleration of the unvested PSUs assuming payout at target using the closing stock price of $147.18 on December 31, 2022 which number was prorated for purposes of the column related to a termination by reason of death or disability to give effect to the portion of the three year performance period that had elapsed prior to the assumed date of termination (one-third in the case of the PSUs granted in 2022 and two-thirds in the case of the PSUs granted in 2021. These values do not include the 2019 PSUs due to the fact that the measurement date for those awards occurred on December 31, 2022 and only continued employment through December 31, 2022 is required in order for an NEO to be eligible to vest in such awards).
(3)    Represents the value of health benefits to be paid on behalf of the executive for the two years after termination, however, does not include the amount of any tax gross-up on such amounts as described in the plan. Excludes the value of outplacement benefits, which cannot be quantified at this time.
(4)    Options and shares of restricted stock fully vest upon death. Vesting due to disability is determined on a case by case basis by the Compensation Committee.

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EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain equity compensation plan information as of December 31, 2022:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	9,272	(1)	$82.47	(1)	784,635	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	9,272		$82.47		784,635
(1)    Represents shares issuable pursuant to and weighted-average exercise price of outstanding options under our 2015 Incentive Award Plan and 2004 Long-Term Incentive Compensation Plan (“2004 Plan”).
(2)    Represents shares issuable pursuant to future awards under our 2015 Incentive Award Plan. Shares available may increase by previously issued options or awards under the 2004 Plan that are cancelled and/or forfeited.

CEO PAY RATIO
We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-managerial employees. The Compensation Committee reviewed a comparison of CEO pay (base salary and incentive pay) to the pay of all our employees in 2022. Our CEO to median employee pay ratio set forth below is a reasonable estimate calculated as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and in accordance with Item 402(u) of Regulation S-K.

We identified the median employee by examining the 2022 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022, the last day of our payroll year. In determining our median employee, we included all employees, whether employed on a full-time, part-time, or seasonal basis.

We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees who were not employed by us for all of 2022. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately 9% of our employees receive annual equity awards.

For 2022:
•the median of the annual total compensation of all employees of our Company (other than our CEO) was $46,624; and
•the annual total compensation of our CEO, as reported in the Summary Executive Compensation Table included elsewhere in this proxy statement, was $11,628,744
Based on this information, for 2022, our CEO to median employee pay ratio was 249 to 1.

2023 Proxy Statement	35

EXECUTIVE COMPENSATION
PAY VERSUS PERFORMANCE
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our executives' compensation to the achievement of the Company's financial, operational and strategic objectives. The following table sets forth information concerning the compensation and compensation actually paid to our CEO and other NEOs, calculated in accordance with SEC regulations, for fiscal years 2022, 2021 and 2020, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs (1)	Total Stockholder Return	Peer Group Total Stockholder Return (2)	Net Income (in thousands)	Core FFO per Share (3)
2022	$11,628,744	$821,731	$2,946,484	$927,072	$153.35	$99.67	$921,156	$8.44
2021	$7,315,982	$30,315,331	$1,823,862	$5,938,587	$228.23	$131.78	$877,758	$6.91
2020	$6,782,212	$11,474,793	$1,694,401	$6,562,111	$113.57	$92.00	$517,582	$5.28
(1)    Amounts represent compensation actually paid to our CEO and the average compensation actually paid to our NEOs, as determined under SEC rules, which includes the individuals indicated in the table below for each fiscal year:

Year	CEO	Non-CEO NEOs
2022	Joseph D. Margolis	P. Scott Stubbs, Gwyn G. McNeal, Samrat Sondhi and W. Noah Springer
2021	Joseph D. Margolis	P. Scott Stubbs, Matthew T. Herrington, Gwyn G. McNeal and Samrat Sondhi
2020	Joseph D. Margolis	P. Scott Stubbs, Matthew T. Herrington, Gwyn G. McNeal and Samrat Sondhi

(2)    For the relevant fiscal year, represents the cumulative TSR of the FTSE Nareit Equity REITs Index ("FNRE"), which is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company's Annual Report for the year ended December 31, 2022.
(3)    Core FFO per Share represents FFO per share as adjusted. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with GAAP excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. Core FFO is FFO excluding revenues and expenses not core to our operations. For a reconciliation of net income attributable to common stockholders on a GAAP basis to Core FFO and Core FFO per share, see Appendix A.

The amounts reported in the “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” columns do not reflect the actual compensation paid to or realized by our CEO or our non-CEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our CEO and our non-CEO NEOs for each applicable fiscal year and the Options Exercised, Stock Vested and 2020 PSUs Vested table for the value realized by each of them upon the vesting of stock awards during 2022.
To calculate the amounts in the compensation actually paid to our CEO and the average for the other NEOs in the table above, the following amounts were deducted from and added to (as applicable) the "total" compensation as reported in the Summary Compensation Table:

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EXECUTIVE COMPENSATION

	2022		2021		2020
Adjustments	CEO	Average for Non-CEO NEOs	CEO	Average for Non-CEO NEOs	CEO	Average for Non-CEO NEOs
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	$(8,024,201)	$(1,691,600)	$(4,278,669)	$(805,726)	$(4,216,825)	$(763,020)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$5,935,053	$1,258,891	$11,965,824	$2,253,324	$4,934,003	$2,109,021
Increase/(Deduction) for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(8,330,837)	$(1,512,653)	$15,273,519	$2,663,506	$4,511,689	$805,301
Increase/(Deduction) for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(387,028)	$(74,050)	$38,676	$3,620	$95,498	$21,412
Total Adjustments	$(10,807,013)	$(2,019,412)	$22,999,350	$4,114,724	$5,324,365	$2,172,714
Adjustments include the following assumptions used to calculate the fair value of the awards at each valuation date in accordance with ASC 718:
For awards of restricted stock, adjustments reflected are based on the fair value of the awards as of the applicable valuation date calculated by multiplying the change in stock price at each fiscal year end presented by the number of shares of restricted stock outstanding on such valuation date.
For the PSUs that are tied to Core FFO per Share, adjustments reflected are based on the fair value of the awards as of the applicable valuation date calculated by multiplying the stock price at each fiscal year end by the number of PSUs outstanding and by the estimated probability of achieving the performance target that was used to calculate our ASC 718 expense for each fiscal year.
For the PSUs that are tied to relative total stockholder return and calculated in accordance with ASC718 using a Monte Carlo simulation, the adjustments reflected used the following valuation assumptions in order to calculate the fair value as of each fiscal year end (which is also the vesting date for those PSUs that vest based on the three-year period ending at such fiscal year end). Under the terms of the PSUs, dividends for the entire measurement period are paid in cash when the shares are released (and disclosed in the “All Other Compensation” column of the Summary Compensation Table for the year in which such dividends are paid), so the dividend yield was assumed to be 0%.

	Valuation Assumptions
As of December 31,	PSU-TSR Award Granted	Risk-free rate	Volatility	Expected term (in years)
2022	February 2022	4.4%	28.4%	2
2022	February 2021	4.7%	34.0%	1
2021	February 2021	0.7%	33.0%	2
2022	February 2020	N/A	N/A	0
2021	February 2020	0.4%	20.9%	1
2020	February 2020	0.1%	31.6%	2
For additional information about the assumptions used to value our equity awards, please see the notes to the our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023, and our Annual Report on Form 10-K for prior years.
PAY-FOR-PERFORMANCE ALIGNMENT
The following table identifies the three most important financial performance measures used by our Compensation Committee to link the compensation for our CEO and other NEOs in 2022, to Company performance. The majority of executive compensation was weighted toward long-term performance and time-based awards and the metrics used to determine our performance based awards is Core FFO per Share and relative total stockholder return ranking. For the non-equity incentive plan awards the primary performance measure used is same-store property net operating income.

2023 Proxy Statement	37

EXECUTIVE COMPENSATION

Financial Performance Measures
Core FFO per Share
Relative Total Stockholder Return Ranking to MSCI US REIT Index
Same-Store Property Net Operating Income

The graphs below compare the compensation actually paid to our CEO and the average of the compensation actually paid to our remaining CEOs, with our cumulative TSR, our peer group TSR, our net income, and our Core FFO per Share, which is our Company Selected Measure, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.

Compensation Actually Paid vs.
Total Stockholder Return (EXR and FNRE)
Compensation Actually Paid
(in millions of US dollars)
Total Stockholder Return
Indexed ($100)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
$113.6
$92.0
$11.5
$6.6
$30.3
$228.2
$131.8
$5.9
$153.4
$99.7
$0.8
$0.9
2020
2021
2022
CEO CAP
Avg. NEO CAP
EXR TSR
FNRE TSR

38	Extra Space Storage

EXECUTIVE COMPENSATION

Compensation Actually Paid vs. Net Income
Compensation Actually Paid (in millions of US dollars)
Net Income (in millions of US dollars)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$1,000.0
$900.0
$800.0
$700.0
$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$0.0
$11.5
$6.6
$30.3
$5.9
$0.8
$0.9
$517.6
$877.8
$921.2
2020
2021
2022
CEO CAP
Avg. NEO CAP
EXR Net Income

Compensation Actually Paid vs. Core FFO per Share
Compensation Actually Paid (in millions of US dollars)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Core FFO per Share (in US dollars)
$11.5
$6.6
$30.3
$5.9
$0.8
$0.9
$5.28
$6.91
$8.44
2020
2021
2022
CEO CAP
Avg. NEO CAP
EXR Core FFO

2023 Proxy Statement	39

SECURITY OWNERSHIP OF
DIRECTORS AND OFFICERS
The address for each named person is c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121. We are not aware of any pledge of our common stock that could result in a change in control of our Company.
The following table presents the beneficial ownership of our common stock, as of the close of business on March 27, 2023 of:
•    each of our directors and nominees for director;
•    each named executive officer noted above; and
•    our directors and named executive officers as a group.

Name	Options (1)	Restricted Stock (2)	Number of Shares Beneficially Owned (3)	Percent of Class (4)
Directors
Kenneth M. Woolley (5)	6,647	928	408,458	*
Joseph D. Margolis (6)		27,101	199,111	*
Roger B. Porter (7)		928	230,793	*
Joseph J. Bonner		928	4,367	*
Gary Crittenden		928	3,237	*
Spencer F. Kirk (8)		928	947,102	*
Dennis Letham		928	10,054	*
Diane Olmstead		928	6,463	*
Julia Vander Ploeg		928	2,320	*
Jefferson Shreve (9)		571	571	*

Non-Director Named Executive Officers
Scott Stubbs		7,299	153,954	*
Gwyn G. McNeal		5,574	32,039	*
Samrat Sondhi	2,625	6,409	87,985	*
Noah Springer (10)		6,729	10,224	*
All directors and named executive officers as a group (14 persons)			2,096,678	1.55%
*    Less than 1.0%
(1)    Consists of options to acquire shares of common stock that can be exercised within 60 days of March 27, 2023.
(2)    Consists of shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four-year period beginning on the date of grant for executives and a one-year period beginning on the date of grant for members of the board of directors.
(3)    Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 27, 2023. This includes any unvested restricted stock awards as reported under column header "Restricted Stock" and any stock options as reported under column header "Options" in the table above.
(4)    For each person included in the table, percent of class is calculated by dividing the number of shares of our common stock beneficially owned by that person by the sum of (a) 135,007,280 shares of our common stock outstanding as of March 27, 2023 plus (b) the number of options to acquire common stock beneficially owned by such person that can be exercised within 60 days of March 27, 2023.
(5)    Amounts also include 150,000 shares that were pledged as collateral on one loan. As of March 27, 2023, approximately $20 million was outstanding on the loan.
(6)    Includes 85,000 shares of common stock which are held by Cove Hollow Lane I, LLC, which is beneficially owned by The Margolis Family Delaware Trust I, and 20,144 shares of common stock which are held by Cove Hollow Lane II, LLC, which is beneficially owned by The Margolis Family Delaware Trust II. Mr. Margolis controls the investment decisions of The Margolis Family Delaware Trust I and Mr. Margolis’ spouse controls the investment decisions of The Margolis Family Delaware Trust II. As a result of the relationships describe in the prior sentence, Mr. Margolis may be deemed to have or share beneficial ownership of shares held by such entities.
(7)    Includes 100,000 shares of common stock which are held by Roger Blaine Porter 2012 Trust, an entity in which Mr. Porter has shared voting and investment power and beneficial ownership.
(8)    Includes 644,366 shares of common stock which are held by Krispen Family Holdings, L.C., an entity in which Mr. Kirk has shared voting and investment power. Mr. Kirk has no pecuniary interest in 50.5% of such shares and disclaims beneficial ownership. Includes 161,215 shares of common stock which are held by The Kirk 101 Trust. Mr. Kirk has no pecuniary interest in any of these shares and disclaims beneficial ownership. Includes 17,500 shares of common stock held by the Spenco Irrevocable Trust. Mr. Kirk may be deemed to have or share beneficial ownership of shares held by such entity.
(9)    Excludes 619,294 common operating partnership units ("OP units"), which are not exchangeable into shares of our common stock within 60 days of March 27, 2023. See Appendix A or the notes to the consolidated financial statements in the Company's Form 10-K for more details on OP units.
(10)    Includes 1,124 shares of common stock held in the Extra Space Management, Inc. 401(k) Plan.

40	Extra Space Storage

MATTERS THAT MAY BE BROUGHT
BEFORE THE ANNUAL MEETING

Item 1. Election of Directors
NOMINEES
In accordance with the provisions of our charter and bylaws, each member of the board of directors is elected at the annual meeting. Each member of the board of directors elected will serve for a term expiring at the annual meeting of stockholders in 2024, and until his or her successor has been duly elected and qualifies, or until his or her resignation or removal. Kenneth M. Woolley, Joseph D. Margolis, Roger B. Porter, Jennifer Blouin, Joseph J. Bonner, Gary L. Crittenden, Spencer F. Kirk, Diane Olmstead, Jefferson S. Shreve and Julia Vander Ploeg are the nominees for election to the board of directors.
We have not received notice of any additional candidates to be nominated for election as directors at the 2023 Annual Meeting of Stockholders and the deadline for notice of additional candidates has passed. Consequently, the election of directors will be an uncontested election and the provisions of our bylaws providing for majority voting in uncontested elections will apply. Under majority voting, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the total votes cast for and against such nominee at the annual meeting at which a quorum is present. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, he or she must submit his or her resignation to the board of directors. Our Nominating and Governance Committee will consider such tendered resignation and recommend to the board whether to accept it. The board of directors will decide whether to accept any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal.
Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board of directors may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute.
Biographical information about each of the nominees is found at the beginning of this proxy statement. See “Information about the Board of Directors and its Committees—Nominees for Directors.”

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Kenneth M. Woolley, Joseph D. Margolis, Roger B. Porter, Jennifer Blouin, Joseph J. Bonner, Gary L. Crittenden, Spencer F. Kirk, Diane Olmstead, Jefferson S. Shreve and Julia Vander Ploeg as directors for the term expiring at the 2024 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualify.

Item 2. Ratification of the Engagement of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2023
Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023. Ernst & Young LLP has acted as the Company’s independent registered public accounting firm since April 2005, and our management considers the firm to be well qualified.
We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the PCAOB and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.
Our charter and bylaws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the board of directors believes it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company.
A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

2023 Proxy Statement	41

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING
AUDIT AND NON-AUDIT FEE TABLE
The following table presents the aggregate fees for professional audit services rendered for the integrated audits of our annual financial statements for the years ended December 31, 2022 and 2021, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years and for the testing of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002, and fees billed for other services rendered during those periods.

	2022	2021
Audit Fees (1)	$1,921,339	$1,749,630
Audit-Related Fees (2)	—	—
Tax Fees (3)	1,134,858	1,093,931
All Other Fees	—	—
Total Fees	$2,986,311	$2,843,561

(1)    Audit fees consist of services rendered for the audit of our annual financial statements and other financial disclosures, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Form 10-Q filings, consents issued related to registration statements and issuance of comfort letters.
(2)    Audit-related fees represent professional fees for accounting consultation and other attest engagements.
(3)    Tax fees represent professional services rendered for tax compliance, tax advice and tax planning.
AUDIT COMMITTEE PRE-APPROVAL OF SERVICES BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter and applicable rules and regulations adopted by the SEC, our Audit Committee reviews and pre-approves any engagement of the independent registered public accounting firm to provide audit, review or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither pre-approved by the Audit Committee on an annual basis nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. The chair of the Audit Committee reports any decision to pre-approve such services to the Audit Committee at its next regular meeting. All of the fees described in the table above were pre-approved by the Audit Committee.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Item 3.    Advisory Vote to Approve the Compensation of the Named Executive Officers
We request stockholder approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this proxy statement).
As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to reinforce a results-oriented culture with executive pay that reflects Company and individual performance against business objectives and high ethical standards, with an emphasis on variable performance-based compensation. Our compensation program is designed to attract, retain and motivate key executives and align their interests with that of our stockholders. As such, we believe that our executive compensation program and the corresponding executive compensation detailed in the compensation tables and related narrative of this proxy statement are strongly aligned with the long-term interests of our stockholders.
As an advisory vote, this proposal is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

42	Extra Space Storage

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING
The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in Extra Space Storage Inc.‘s Proxy Statement for the 2023 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

Our board of directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules.

2023 Proxy Statement	43

OTHER MATTERS

Review and Approval of Related Party Transactions
We recognize that related party transactions present a heightened risk of conflicts of interest (or the perception thereof), and therefore have adopted a written policy pursuant to which all related party transactions will be subject to review and approval or ratification in accordance with the procedures set forth in the policy. A related party transaction is defined in our policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision as then in effect.
The policy provides that related party transactions are reviewed by our Audit Committee or another independent body of the board of directors, such as the independent and disinterested members of the board of directors. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and NYSE rules.
In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the board of directors may consider:
•    the nature of the related person’s interest in the transaction;
•    the material terms of the transaction, including, without limitation, the amount and type of transaction;
•    the importance of the transaction to the related person;
•    the importance of the transaction to the Company;
•    whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•    any other matters deemed appropriate.

The following is a description of all transactions, since January 1, 2022, to which we were a party or will be a party, and in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Janna Jackson, who is Mr. Shreve’s sister, is an employee of the Company and was an employee of Storage Express prior to Extra Space’s acquisition of Storage Express in September 2022. During 2022, Ms. Jackson received total cash compensation of $107,785 from Storage Express and Extra Space, including a retention bonus of $57,785. Ms.Jackson’s base salary for 2023 is $51,750, plus benefits paid by the Company equal to $16,654. Although our board of directors was aware of Ms. Jackson’s employment, her employment was not approved under our related party transaction policy.
Voting Shares at Annual Meeting
Holders of record of our common stock as of the close of business on the record date, March 27, 2023, are entitled to receive notice of, and to vote at, the annual meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting and each share of common stock entitles the holder thereof to one vote. At the close of business on March 27, 2023, there were 135,007,280 shares of common stock outstanding. Stockholders can vote in person at the annual meeting or by proxy.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.
Shares will be voted as the stockholder of record instructs. The persons named as proxies on the proxy card will vote as recommended by our board of directors on any matter for which a stockholder has not given instructions. The board of directors’ recommendations appear under each matter to be voted on under the section titled “Matters That May be Brought Before the Annual Meeting”.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 24, 2023
Electronic copies of our proxy statement and annual report for fiscal year 2022 are available at our website, www.extraspace.com, under Company Info - Investor Relations.

44	Extra Space Storage

OTHER MATTERS
Revoking a Proxy
Stockholders of record may revoke their proxy and change their votes any time before their votes are cast by:
•    giving written notice of revocation to our Corporate Secretary at our address prior to the annual meeting;
•    authorizing a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted);
•    signing and forwarding to us a later-dated proxy; or
•    attending the annual meeting and voting their shares of common stock in person.

Quorum and Vote Counting
The annual meeting requires a quorum, which means that a majority of the shares issued and outstanding as of the record date must be represented at the meeting. If a stockholder grants a proxy or attends the meeting in person, that stockholder’s shares will be counted to determine whether a quorum is present, even if the stockholder abstains from voting on some or all matters introduced at the meeting. “Broker non-votes” (as described below) also count for quorum purposes.
If shares are held through a broker, bank or other nominee, generally the nominee may vote the shares it holds for the stockholder in accordance with the stockholder’s instructions. However, if the nominee has not received instructions within ten days prior to the meeting, the nominee may vote in its discretion only on matters that the NYSE determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, or chooses not to vote on a particular matter even if permitted to do so, there is a “broker non-vote” on that matter.
Each of the ten nominees for director must receive a majority of the votes cast for and against such nominee to be elected as director. All other matters must be approved by a majority of the votes cast on such matter. Abstentions and broker non-votes are counted as present and entitled to vote, but they are not counted as votes cast for or against any proposal and therefore have no effect on the outcome of any of the matters to be voted upon at the annual meeting.
Broadridge Financial Solutions, Inc., will assist in the distribution of proxy materials and tabulation of votes.
Costs of Soliciting Proxies
We will pay the costs of soliciting proxies. In addition to solicitation by Internet and mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE.
Other Matters to Come Before the 2023 Annual Meeting
Our board of directors and management know of no other matters or business to be presented for consideration at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the annual meeting from time to time.
Stockholder Proposals for 2024 Annual Meeting
Under SEC rules, proposals from our eligible stockholders must be received by us no later than December 5, 2023, which is 120 days prior to the one-year anniversary of the mailing date of the proxy statement for the 2023 Annual Meeting, in order to be considered for inclusion in the proxy statement for the 2024 Annual Meeting of Stockholders. Any such proposals, as well as any questions relating thereto, should be directed to the Corporate Secretary of the Company at our principal executive offices. Proposals we receive after December 5, 2023, will not be included in the proxy statement for the 2024 annual meeting.
In addition, under our current bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting, including director nominees pursuant to our proxy access bylaws or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify the Corporate Secretary of the Company in writing of the director nominee or the other business. For purposes of our 2024 Annual Meeting of Stockholders, the notice must include the information required in our bylaws and be delivered to the Corporate Secretary at the principal executive offices of the Company not earlier than the 150th day (November 5, 2023) and not later than 5:00 p.m., Mountain Time, on the 120th day (December 5, 2023) prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Proposals and director nominations

2023 Proxy Statement	45

OTHER MATTERS
we receive which do not comply with the procedures set forth in our bylaws will not be acted upon at the 2024 annual meeting. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in our proxy statement.
If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Mountain Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for notice as described above.

In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024 (60 days prior to the first anniversary of this year’s annual meeting).
Householding of Proxy Materials
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or Notice of Internet Availability, as applicable to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to “householding” will receive only one copy of our annual report, proxy statement or Notice of Internet Availability, as applicable. If you would like to opt out of this practice for future mailings and receive a separate annual report, proxy statement or Notice of Internet Availability, as applicable for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or Notice of Internet Availability, as applicable, without charge by sending a written request to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121, Attention: Investor Relations, or by telephone at (801) 365-1759. We will promptly without charge send additional copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, can request delivery of a single copy of the annual report, proxy statement or Notice of Internet Availability, as applicable, by contacting their broker, bank or other intermediary or sending a written request to Extra Space Storage Inc. at the address above.
Principal Stockholders
The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock based on filings with the SEC that were provided to the Company. The number of shares is as of the most recent date the information was available, as shown in the table footnotes.

Name	Number of Shares Owned	Percent of Class (1)
The Vanguard Group, Inc. (2)	22,331,133	16.5%
BlackRock, Inc. (3)	13,832,596	10.2%
Capital World Investors (4)	13,057,348	9.7%
State Street Corporation (5)	8,872,766	6.6%
(1)    Based on a total of 135,007,280 shares of our common stock outstanding as of March 27, 2023.
(2)    Based on information disclosed in The Vanguard Group Inc.’s Schedule 13G/A, filed with the SEC on February 9, 2023. The address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3)    Based on information disclosed in BlackRock, Inc.'s Schedule 13G/A filed with the SEC on January 26, 2023. Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)    Based on information disclosed in Capital World Investors ("CWI") Schedule 13G, filed with the SEC on February 13, 2023. CWI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited. The address for Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(5)     Based on information disclosed in State Street Corporation's Schedule 13G/A filed with the SEC on February 3, 2023. Includes shares beneficially owned by the following subsidiaries of State Street Corporation: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia Limited, State Street Global Advisors, Ltd., State Street Global Advisors Singapore Limited, and State Street Saudi Arabia Financial Solutions Company. The address for State Street Corporation is One Lincoln Street Boston, MA 02111.

46	Extra Space Storage

OTHER MATTERS

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act), requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2022, all Reporting Persons complied with all applicable Section 16(a) filing requirements.

2023 Proxy Statement	47

APPENDIX A – RECONCILIATION OF
NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO provides relevant and meaningful information about our operating performance that is necessary, along with net income and cash flows, for an understanding of our operating results. We believe FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and we believe FFO more accurately reflects the value of our real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with GAAP excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We also present FFO as adjusted which excludes non-recurring revenues and expenses, acquisition related costs and non-cash interest.
The following table outlines our FFO, Core FFO, FFO per share and Core FFO per share for the year ended December 31, 2022. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share (amounts shown in thousands, except share and per share data — unaudited):

	For the Year Ended December 31, 2022
	(per share)
Net income attributable to common stockholders	$860,688	$6.41
Impact of the difference in weighted average number of shares – diluted (1)		(0.40)
Adjustments:
Real estate depreciation	263,923	1.85
Amortization of intangibles	13,623	0.10
Gain on real estate transactions	(14,249)	(0.10)
Unconsolidated joint venture real estate depreciation and amortization	16,644	0.12
Distributions paid on Series A Preferred Operating Partnership units	(2,288)	(0.02)
Income allocated to Operating Partnership noncontrolling interests	60,468	0.42
FFO attributable to common stockholders and unit holders	$1,198,809	$8.38
Adjustments:
Transaction related costs	1,548	0.01
Property losses and tenant reinsurance claims due to hurricanes, net	6,200	0.05
Core FFO attributable to common stockholders and unit holders	$1,206,557	$8.44

Weighted average number of shares—diluted (2)	143,009,565

(1)    Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (2).
(2)    Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares—diluted as presented above. The computation of weighted average number of shares—diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.
Same Store Net Operating Income
For an explanation of how we calculate Same-Store net operating income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

48	Extra Space Storage

ANNUAL MEETING OF STOCKHOLDERS OF
EXTRA SPACE STORAGE INC.
May 24, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.proxyvote.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
You may vote online until 9:59 p.m. Mountain Time on Tuesday, May 23, 2023.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.proxyvote.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 24, 2023:
The Company’s proxy statement and accompanying annual report for fiscal year 2022 are available at www.extraspace.com/proxyonline.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.  i

∎ 00033333333333000000 9	052522

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 & 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	The election of the 10 members of the Board of Directors.	FOR	AGAINST	ABSTAIN

	Kenneth M. Woolley	☐	☐	☐

	Joseph D. Margolis	☐	☐	☐

	Roger B. Porter	☐	☐	☐

	Jennifer Blouin	☐	☐	☐

	Joseph Bonner	☐	☐	☐

	Gary L. Crittenden	☐	☐	☐

	Spencer F. Kirk	☐	☐	☐

	Diane Olmstead	☐	☐	☐

	Jefferson S. Shreve	☐	☐	☐

	Julia Vander Ploeg	☐	☐	☐

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐

4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.

The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executors, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

                        ∎
EXTRA SPACE STORAGE INC.
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, UT 84121
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 24, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned stockholder of Extra Space Storage Inc., a Maryland corporation (the “Company”), hereby revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders of the Company and the accompanying proxy statement, and hereby appoints Joseph D. Margolis and Gwyn G. McNeal as proxies, each with full power of substitution, to represent and vote all shares of common stock of Extra Space Storage Inc. held of record by the undersigned on March 27, 2023, at the annual meeting of stockholders of the Company to be held at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, UT 84121, on May 24, 2023 at 11:00 a.m. Mountain Time, or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

∎ 1.1	14475 ∎